Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	January 17, 2013
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Fourth Quarter 2012 Net Income of $30.1 Million, an Increase of 57% and Record Full Year 2012 Net Income of $111.2 Million, an Increase of 43%
ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $30.1 million or $0.61 per diluted common share for the fourth quarter of 2012 compared to net income of $32.3 million or $0.66 per common diluted share for the third quarter of 2012 and $19.2 million or $0.41 per common diluted share for the fourth quarter of 2011. The Company recorded net income of $111.2 million or $2.31 per common diluted share for the full year of 2012 compared to net income of $77.6 million or $1.67 per common diluted share for the full year of 2011.
Highlights compared with the Third Quarter of 2012*:

•	12% annualized growth rate in total assets to $17.5 billion

•	12% annualized growth rate in total loans to $11.8 billion, excluding covered loans and loans held for sale

•	17% annualized growth rate in total deposits to $14.4 billion, with non-interest bearing deposits increasing to 16.6% of total deposits at year-end, up from 15.6% at the start of the quarter

•
Pre-tax adjusted earnings increased $3.1 million as: net interest income increased $0.2 million, pre-tax adjusted non-interest income increased $4.5 million and acquisition-related pre-tax adjusted non-interest expense increased $1.6 million

•	Efficiency Ratio, based on pre-tax adjusted earnings, improved to 62.75%

•	Net overhead ratio, based on pre-tax adjusted earnings, improved to 1.40%

•
Recorded $2.6 million in securities gains as a result of Management's decision to sell certain securities in conjunction with recording $2.1 million in breakage fees for the termination of approximately $68.4 million longer-term, higher rate repurchase agreements.

•	Net interest margin declined by ten basis points, with six basis points of the decline related to a larger portion of our earning assets being comprised of liquidity management assets

•
At year end, the Company's loan pipeline remained strong as evidenced by total period end loans, excluding covered loans and loans held for sale, increasing $339.0 million from the start of the quarter, while total average loans, excluding covered loans and loans held for sale, increased $164.6 million during the quarter

•	Decrease in total non-performing assets as a percentage of total assets to 1.03%, down from 1.09%, with an allowance coverage ratio of 91%

•
Tangible common book value per share of $29.28, up from $28.93, resulting in 9% and 10% annual compound growth rates in tangible common book value per share over the past five and ten year periods, respectively.

•	Completed the acquisition of Hyde Park Bank & Trust Company in December

* See "Supplemental Financial Measures/Ratios" on page 14/15 for more information on non-GAAP measures.

The Company's total assets of $17.5 billion at December 31, 2012 increased $1.6 billion from December 31, 2011. Total deposits as of December 31, 2012 were $14.4 billion, an increase of $2.1 billion from December 31, 2011. Non-interest bearing deposits increased by $611 million, or 34%, since December 31, 2011, providing further evidence of the success of the Company's commercial lending initiative. NOW, wealth management, money market and savings deposits increased $1.4 billion, or 25%, during the same time period. Total time certificates of deposit at December 31, 2012 increased $98 million, or 2%, compared to December 31, 2011. Total loans, excluding covered loans and loans held for sale, were $11.8 billion as of December 31, 2012, an increase of $1.3 billion, or 12%, over December 31, 2011.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Our fourth quarter results cap our second consecutive year of record earnings. Full year 2012 net income of $111.2 million represents an increase of 43% over 2011, which in turn was a 22% increase over 2010. The fourth quarter of 2012 was highlighted by strong loan and deposit growth, continued improvement in our credit quality measures, earning asset growth offsetting margin compression, another strong quarter of mortgage banking results, stable expense metrics and the completion of one non-FDIC assisted bank acquisition.”
Mr. Wehmer continued, “Total loans outstanding, excluding covered loans and loans held for sale, increased $339 million in the fourth quarter compared to the third quarter. Approximately $118 million of this growth was attributable to the acquisition of Hyde Park Bank & Trust in early December. Excluding this acquisition, loan growth for the quarter was especially strong in the commercial portfolio, increasing $140 million, commercial real-estate, increasing $58 million, and premium finance receivables - life, increasing $60 million. We experienced most of this loan growth near the end of the current quarter, as evidenced by average loan balances remaining relatively stable in the fourth quarter compared to the third quarter. Funding for loan growth continues to be provided by strong deposit growth. Total deposits increased $581 million in the fourth quarter, with approximately $244 million attributable to the acquisition of Hyde Park Bank & Trust.”
Mr. Wehmer further commented, “Pre-tax adjusted earnings improved by $3.1 million over the previous quarter despite essentially no change in net interest income. The increase is primarily attributable to another strong quarter of mortgage banking revenue partially offset by a $1.6 million increase in pre-tax adjusted non-interest expense. Our net interest margin declined by ten basis points while average earning assets increased by $488 million, which combined created the slight increase in net interest income. The largest contributor to the decline in net interest margin was a larger portion of our earning assets comprised of liquidity management assets, causing a six basis point decline in the margin. A portion of this excess liquidity position will be kept in place through the planned divestiture of the deposits and banking operations of Second Federal Savings and Loan Association of Chicago in February 2013."
Commenting on credit quality, Mr. Wehmer noted, “Our ratio of non-performing loans to total loans, excluding covered loans and loans held for sale, reached 1.00% at the end of the year. This is the lowest reported level since the end of the third quarter in 2007. During the fourth quarter of 2012, our commercial premium finance receivable portfolio experienced a temporary increase in past due balances of approximately $4 million as emergency orders preventing insurance carriers from canceling policies were issued by states affected by Superstorm Sandy. We do not expect to incur any material additional losses as a result of this event and anticipate the higher past due balances to decline during the first quarter of 2013, with levels of past due loans in this segment returning to historical levels."
Turning to the future, Mr. Wehmer stated, “We are excited about the addition of Hyde Park Bank & Trust to the Wintrust family. Strategic acquisitions of this nature and organic branch growth will continue to be an important piece of our long-term strategy. We will continue to maintain discipline with regards to acquisition opportunities, both FDIC-assisted and non-assisted. Our loan pipeline remains consistently strong, allowing us to leverage our existing expense infrastructure and expand where it makes the most sense. We look forward to continuing our earnings growth while growing franchise value and increasing tangible book value.”

The graphs below illustrate the Company's five year Compound Annual Growth Rate ("CAGR") in total assets, total loans excluding covered loans and loans held for sale, total deposits and tangible common book value per share indicating how Wintrust has fared during the credit crisis.

The graphs below depict the Company's five year CAGR in net income and pre-tax adjusted earnings. See “Supplemental Financial Measures/Ratios” for additional information on pre-tax adjusted earnings.

Wintrust’s key operating measures and growth rates for the fourth quarter of 2012, as compared to the sequential and linked quarters are shown in the table below:

				% or(5) basis point (bp) change from 3rd Quarter 2012		% or basis point (bp) change from 4th Quarter 2011
	Three Months Ended
(Dollars in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Net income	$30,089	$32,302	$19,221	(7)%		57%
Net income per common share – diluted	$0.61	$0.66	$0.41	(8)%		49%
Pre-tax adjusted earnings (2)	$72,034	$68,923	$59,362	5%		21%
Net revenue (1)	$197,965	$195,520	$169,559	1%		17%
Net interest income	$132,776	$132,575	$124,647	—%		7%
Net interest margin (2)	3.40%	3.50%	3.45%	(10)	bp	(5)	bp
Net overhead ratio (2) (3)	1.48%	1.47%	1.83%	1	bp	(35)	bp
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.40%	1.52%	1.62%	(12)	bp	(22)	bp

Efficiency ratio (2) (4)	66.13%	63.67%	69.99%	246	bp	(386)	bp
Efficiency ratio, based on pre-tax adjusted earnings (2) (4)	62.75%	63.48%	64.76%	(73)	bp	(201)	bp

Return on average assets	0.69%	0.77%	0.48%	(8)	bp	21	bp
Return on average common equity	6.79%	7.57%	4.87%	(78)	bp	192	bp
At end of period
Total assets	$17,519,613	$17,018,592	$15,893,808	12%		10%
Total loans, excluding loans held-for-sale, excluding covered loans	$11,828,943	$11,489,900	$10,521,377	12%		12%
Total loans, including loans held-for-sale, excluding covered loans	$12,241,143	$12,059,885	$10,841,901	6%		13%
Total deposits	$14,428,544	$13,847,965	$12,307,267	17%		17%
Total shareholders’ equity	$1,804,705	$1,761,300	$1,543,533	10%		17%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Period-end balance sheet percentage changes are annualized.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Information.”

Items Impacting Comparative Financial Results: Acquisitions and Capital
Acquisitions - completed in the past twelve months
On December 12, 2012, the Company completed its acquisition of HPK Financial Corporation (“HPK”).  HPK is the parent company of Hyde Park Bank & Trust Company, an Illinois state bank, (“Hyde Park Bank”), which operated two banking locations in the Hyde Park neighborhood of Chicago, Illinois.  As part of the transaction, Hyde Park Bank merged into the Company's wholly-owned subsidiary bank, Beverly Bank & Trust Company, N.A. (“Beverly Bank”), and the two acquired banking locations are operating as branches of Beverly Bank under the brand name Hyde Park Bank. HPK had approximately $358 million in assets and $243 million in deposits as of the acquisition date, prior to purchase accounting adjustments. The Company recorded goodwill of $14.1 million on the acquisition.

On September 28, 2012, the Company's wholly-owned subsidiary bank Old Plank Trail Community Bank, N.A. (“Old Plank Trail Bank”), acquired certain assets and liabilities and the banking operations of First United Bank of Crete, Illinois ("First United Bank") in an FDIC-assisted transaction. First United Bank operated four locations in Illinois; one in Crete, two in Frankfort and one in Steger, as well as one location in St. John, Indiana which was subsequently closed.

On July 20, 2012, the Company's wholly-owned subsidiary bank, Hinsdale Bank and Trust Company (“Hinsdale Bank”), assumed the deposits and banking operations of Second Federal Savings and Loan Association of Chicago ("Second Federal") in an FDIC-assisted transaction. Second Federal operated three locations in Illinois; two in Chicago (Brighton Park and Little Village neighborhoods) and one in Cicero. The Company has entered into an agreement to sell the deposits and banking operations of Second Federal. See "Divestiture of Previous FDIC-Assisted Acquisition" on page 7 for more information.

On June 8, 2012, the Company's wholly-owned subsidiary bank Lake Forest Bank and Trust Company (“Lake Forest Bank”), completed its acquisition of Macquarie Premium Funding Inc., the Canadian insurance premium funding business of Macquarie Group. Through this transaction, Lake Forest Bank acquired approximately $213 million of gross premium finance receivables outstanding. The Company recorded goodwill of approximately $22 million on the acquisition.

On April 13, 2012, the Company's wholly-owned subsidiary bank, Old Plank Trail Bank, completed its acquisition of a branch of Suburban Bank & Trust Company (“Suburban”) located in Orland Park, Illinois. Through this transaction, Old Plank Trail Bank acquired approximately $52 million of deposits and $3 million of loans. The Company recorded goodwill of $1.5 million on the branch acquisition.

On March 30, 2012, the Company's wholly-owned subsidiary bank, The Chicago Trust Company, N.A. (“CTC”), completed its acquisition of the trust operations of Suburban. Through this transaction, CTC acquired trust accounts having assets under administration of approximately $160 million, in addition to land trust accounts and various other assets. The Company recorded goodwill of $1.8 million on the acquisition.

On February 10, 2012, the Company's wholly-owned subsidiary, Barrington Bank and Trust Company, N.A. (“Barrington”), acquired certain assets and liabilities and the banking operations of Charter National Bank and Trust (“Charter National”) in an FDIC-assisted transaction. Charter National operated two locations: one in Hoffman Estates and one in Hanover Park.
Summary of FDIC-assisted transactions in the past twelve months
•    Old Plank Trail Bank assumed approximately $316 million of the outstanding deposits and approximately $310 million of assets of First United Bank on September 28, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $6.7 million was recognized on this transaction.

•    Hinsdale Bank assumed approximately $169 million of the outstanding deposits and approximately $10 million of assets of Second Federal on July 20, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $43,000 was recognized on this transaction.

•    Barrington assumed approximately $89 million of the outstanding deposits and approximately $94 million of assets of Charter National on February 10, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $785,000 was recognized on this transaction.

Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. Additionally, the loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect to such assets in the loss share agreements. We refer to the loans subject to these loss-sharing agreements as “covered loans.” We use the term “covered assets” to refer to the total of covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.
Divestiture of Previous FDIC-Assisted Acquisition
On November 28, 2012, the Company announced that Hinsdale Bank had entered into a definitive agreement to sell the deposits and the current banking operations of Second Federal, which were acquired in an FDIC-assisted transaction described above, to Self-Help Federal Credit Union. The Company expects that this transaction will be completed in February 2013.
Stock Offerings
In March 2012, the Company issued and sold 126,500 shares, or $126,500,000 aggregate liquidation preference, of Non-Cumulative Perpetual Convertible Preferred Stock, Series C (“Preferred Stock”) in an equity offering.
Capital Ratios
As of December 31, 2012, the Company's estimated capital ratios were 13.0% for total risk-based capital, 12.0% for tier 1 risk-based capital and 10.1% for leverage, above the well capitalized guidelines. Additionally, the Company's tangible common equity ratio was 7.4% at December 31, 2012. Assuming full conversion of both classes of preferred stock, the tangible common equity ratio was 8.4% at December 31, 2012.

In June 2012, the U.S. banking regulators released notices of proposed rulemaking (the “NPRs”) that would substantially revise the current risk-based capital standards to reflect the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as the Basel III international capital standards. It is generally expected that once the proposed rulemakings are finalized, U.S. banks will be required to hold higher amounts of capital, especially common equity, relative to their risk-weighed assets. Under the current proposal, the calculations of risk-weighted assets would change. Risk-weighted assets would be calculated using new and expanded risk-weighting categories, applying a more risk sensitive treatment to certain “high volatility” commercial real estate loans, residential mortgage loans, past due and nonaccrual loans and unfunded commitments of less than one year. In addition, if adopted as proposed, the NPRs would change the capital requirements by, among other things, establishing a new capital standard consisting of common tier 1 capital, increasing the minimum capital ratios for certain existing capital categories and adding a required capital conservation buffer. Additionally, trust preferred securities are phased out as a component of Tier 1 Capital as required under the Dodd Frank Act. The Company has estimated that it would be “well-capitalized” if the fully phased-in capital requirements as proposed in the NPRs were adopted today. Until the proposals are finalized and the final implementation dates are determined, however, the impact of the final rules cannot be fully calculated with a high degree of certainty.

Financial Performance Overview – Fourth Quarter 2012
For the fourth quarter of 2012, net interest income totaled $132.8 million, an increase of $0.2 million as compared to the third quarter of 2012 and $8.1 million as compared to the fourth quarter of 2011. The increases in net interest income on both a sequential and linked quarter basis are the result of the following:

•	Net interest income increased $0.2 million in the fourth quarter of 2012 compared to the third quarter of 2012, due to:

◦
Average earning assets for the fourth quarter of 2012 increased by $488 million compared to the third quarter of 2012. This was comprised of average loan growth, excluding covered loans, of $79 million, an increase of $29 million in the average balance of covered loans and an increase of $380 million in the average balance of liquidity management and other assets.

◦
The growth in average total loans, excluding covered loans, included an increase of $84 million in commercial, $75 million in commercial real-estate, $22 million in Canada-originated commercial premium finance receivables, partially offset by a decrease of $16 million in U.S.-originated commercial premium finance receivables and a $86 million decrease in mortgage loans held-for-sale.

◦
The earning asset growth of $488 million in the fourth quarter of 2012 did not fully offset a 17 basis point decline in the yield on earning assets, creating a decrease in total interest income of $1.6 million in the fourth quarter of 2012 compared to the third quarter of 2012.

◦
Funding for the average earning asset growth of $488 million was provided by an increase in total average interest bearing liabilities of $215 million (an increase in interest-bearing deposits of $448 million partially offset by a decrease of $233 million of wholesale funding) and an increase of $273 million in the average balance of net free funds.

◦
A seven basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $1.8 million reduction in interest expense in the fourth quarter of 2012 compared to the third quarter of 2012.

◦
Combined, the reduction of interest expense by $1.8 million and the decrease in interest income of $1.6 million created the $0.2 million increase in net interest income in the fourth quarter of 2012 compared to the third quarter of 2012.

•	Net interest income increased $8.1 million in the fourth quarter of 2012 compared to the fourth quarter of 2011, due to:

◦
Average earning assets for the fourth quarter of 2012 increased by $1.2 billion compared to the fourth quarter of 2011. This was comprised of average loan growth, excluding covered loans, of $1.3 billion partially offset by a decrease of $103 million in the average balance of liquidity management assets and a decrease of $26 million in the average balance of covered loans.

◦
The growth in average total loans, excluding covered loans, included an increase of $362 million in commercial loans, $252 million in commercial real-estate loans, $292 million in U.S.-originated commercial premium finance receivables, $268 million in Canadian-originated commercial premium finance receivables, $13 million in life premium finance receivables and $185 million in mortgage loans held-for-sale.

◦
The average earning asset growth of $1.2 billion in the fourth quarter of 2012 compared to the fourth quarter of 2011 did not fully offset a 35 basis point decline in the yield on earning assets, creating a decrease in total interest income of $973,000 in the fourth quarter of 2012.

◦
Funding for the average earning asset growth of $1.2 billion was provided by an increase in total average interest bearing liabilities of $392 million (an increase in interest-bearing deposits of $1.1 billion partially offset by a decrease of $754 million of wholesale funding) and an increase of $817 million in the average balance of net free funds.

◦
A 31 basis point decline in the rate paid on total interest-bearing liabilities more than offset the increase in average balance, creating a $9.1 million reduction in interest expense in the fourth quarter of 2012 compared to the fourth quarter of 2011.

◦
Combined, the reduction of interest expense by $9.1 million and the decrease in interest income of $973,000 created the $8.1 million increase in net interest income in the fourth quarter of 2012 compared to the fourth quarter of 2011.

The net interest margin for the fourth quarter of 2012 was 3.40% compared to 3.50% in the third quarter of 2012 and 3.45% in the fourth quarter of 2011. The changes in net interest margin on both a sequential and linked quarter basis are the result of the following:

•	The net interest margin in the fourth quarter of 2012 declined by ten basis points when compared to the third quarter of 2012, due to:

◦	The yield on total average earning assets declined 17 basis points while the rate on total average interest-bearing liabilities decreased seven basis points.

◦	Liquidity management assets represented a larger portion of earnings assets in the fourth quarter of 2012 compared to the third quarter of 2012 resulting in a six basis point decline in the margin.

◦
The contribution from re-pricing retail deposits and maturing wholesale funding has diminished when compared to previous quarters. Pressure on the net interest margin will be more from the pricing/re-pricing of loan volumes as the low rate environment prohibits further declines in interest-bearing deposits of the same magnitude.

•	The net interest margin in the fourth quarter of 2012 declined by five basis points when compared to the fourth quarter of 2011, due to:

◦	The yield on total average earning assets declined 35 basis points while the rate on total average interest-bearing liabilities decreased 31 basis points.

◦	The contribution from net free funds declined by one basis point.

◦	Combined, this caused the net interest margin to decrease by five basis points in the fourth quarter of 2012 when compared to the fourth quarter of 2011.

Non-interest income totaled $65.2 million in the fourth quarter of 2012, increasing $2.2 million compared to the third quarter of 2012 and $20.3 million, or 45%, compared to the fourth quarter of 2011. The increase in non-interest income in the fourth quarter of 2012 compared to the third quarter of 2012 is primarily attributable to higher mortgage banking revenues, higher gains on available-for-sale securities and favorable foreign currency remeasurements at the Company's Canadian subsidiary, partially offset by a decrease in bargain purchase gains. The increase in non-interest income in the fourth quarter of 2012 compared to the fourth quarter of 2011 was primarily attributable to higher mortgage banking and wealth management revenues and higher gains on available-for-sale securities. Mortgage banking revenue increased $3.6 million when compared to the third quarter of 2012 and increased $16.7 million when compared to the fourth quarter of 2011. The increase in mortgage banking revenue resulted primarily from an increase in gains on sales of loans, which was driven by higher origination volumes in the current quarter due to a favorable mortgage interest rate environment. Loans originated and sold to the secondary market were $1.2 billion in the fourth quarter of 2012 compared to $1.1 billion in the third quarter of 2012 and $883 million in the fourth quarter of 2011 (see “Non-Interest Income” section later in this release for further detail).

Non-interest expense totaled $129.5 million in the fourth quarter of 2012, increasing $5.0 million compared to the third quarter of 2012 and increasing $10.8 million, or 9%, compared to the fourth quarter of 2011. The increase in the current quarter compared to the third quarter of 2012 was primarily attributable to $2.1 million of fees paid on the termination of longer-term, higher rate repurchase agreements, a $1.5 million increase in OREO expense primarily related higher valuation adjustments of properties held in OREO, a $1.0 million increase in occupancy and equipment expenses, $861,000 increase in salaries and employee benefits and a $736,000 increase in postage, partially offset by a $1.5 million reduction in professional fees.
Financial Performance Overview – Full Year 2012
The net interest margin for 2012 was 3.49% compared to 3.42% in 2011. Average earnings assets for 2012 totaled $15.0 billion, an increase of $1.4 billion compared to 2011. This average earning asset growth is primarily a result of the $1.4 billion increase in average loans, excluding covered loans, and $117.1 million of average covered loan growth from the FDIC-assisted bank acquisitions partially offset by a $75.6 million decrease in liquidity management and other earning assets. The majority of the increase in average loans consisted of increases of $487.4 million in commercial loans, $230.3 million in commercial real estate loans, $223.1 million in U.S.-originated commercial premium finance receivables, $140.4 million in Canadian-originated commercial premium finance receivables, $65.3 million in life premium finance receivables and $239.6 million in mortgage loans held-for-sale, partially offset by a $61.0 million decrease in home equity loans. The average earning asset growth of $1.4 billion in 2012 compared to 2011 was primarily funded by a $1.1 billion increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $643.6 million, partially offset by a decrease of $283.7 million of wholesale funding.

Non-interest income totaled $226.1 million in 2012, increasing $36.4 million, or 19%, compared to 2011. The change is primarily attributable to higher mortgage banking and wealth management revenues, partially offset by lower bargain purchase gains recorded in 2012 relating to FDIC-assisted acquisitions than during the prior year. Mortgage banking revenue increased $53.0 million when compared to 2011. The increase in 2012 results primarily from an increase in gains on sales of loans, which in turn was driven by higher origination volumes due to a favorable mortgage interest rate environment in 2012. Loans sold to the secondary market were $3.9 billion in 2012 compared to $2.5 billion in 2011.

Non-interest expense totaled $489.0 million in 2012, increasing $68.6 million compared to 2011. The increase compared to 2011 was primarily attributable to a $50.8 million increase in salaries and employee benefits. Salaries and employee benefits expense increased primarily as a result of a $28.5 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company's long-term incentive program, a $17.3 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows and a $5.0 million increase from employee benefits (primarily health plan and payroll taxes related). Additionally, the Company had an increase of $8.5 million in occupancy and equipment expenses, incurred $2.1 million in fees paid for the termination of longer-term, higher rate repurchase agreements and had a $1.9 million increase in covered asset expenses, partially offset by a $4.2 million decrease in OREO expenses related to lower valuation adjustments on properties held in OREO and lower losses realized on the sale of OREO properties and a $1.6 million reduction in professional fees.

Financial Performance Overview – Credit Quality
The ratio of non-performing assets to total assets decreased in the current quarter to 1.03% as compared 1.09% at September 30, 2012 and 1.30% at December 31, 2011. Non-performing assets, excluding covered assets, totaled $181.0 million at December 31, 2012, compared to $185.3 million at September 30, 2012 and $206.6 million at December 31, 2011.

Non-performing loans, excluding covered loans, totaled $118.2 million, or 1.00% of total loans, at December 31, 2012, compared to $117.9 million, or 1.03% of total loans, at September 30, 2012 and $120.1 million, or 1.14% of total loans, at December 31, 2011. OREO, excluding covered OREO, of $62.9 million at December 31, 2012 decreased $4.5 million compared to $67.4 million at September 30, 2012 and decreased $23.6 million compared to $86.5 million at December 31, 2011.

The provision for credit losses, excluding the provision for covered loan losses, totaled $20.7 million for the fourth quarter of 2012 compared to $18.2 million for the third quarter of 2012 and $16.6 million in the fourth quarter of 2011. Net charge-offs as a percentage of loans, excluding covered loans, for the fourth quarter of 2012 totaled 83 basis points on an annualized basis compared to 60 basis points on an annualized basis in the third quarter of 2012 and 93 basis points on an annualized basis in the fourth quarter of 2011. The provision for credit losses, excluding the provision for covered loan losses, totaled $72.4 million for the full year of 2012 compared to $97.9 in the full year of 2011. Net charge-offs, excluding covered loans, for the full year of 2012 totaled $74.8 million or 65 basis points compared to $103.3 million or 102 basis points in 2011.

Excluding the allowance for covered loan losses, the allowance for credit losses at December 31, 2012 totaled $122.0 million, or 1.03% of total loans, compared to $123.6 million, or 1.17% of total loans at December 31, 2011 and $124.9 million, or 1.09% of total loans at September 30, 2012.
Financial Performance Overview – Earnings Per Share
The following table shows the computation of basic and diluted earnings per share for the periods indicated:

		Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share data)		2012	2011	2012	2011
Net income		$30,089	$19,221	$111,196	$77,575
Less: Preferred stock dividends and discount accretion		2,616	1,032	9,093	4,128
Net income applicable to common shares—Basic	(A)	27,473	18,189	102,103	73,447
Add: Dividends on convertible preferred stock, if dilutive		2,581	—	8,955	—
Net income applicable to common shares—Diluted	(B)	30,054	18,189	111,058	73,447
Weighted average common shares outstanding	(C)	36,543	35,958	36,365	35,355
Effect of dilutive potential common shares:
Common stock equivalents		7,438	8,480	7,313	8,636
Convertible preferred stock, if dilutive		5,020	—	4,356	—
Weighted average common shares and effect of dilutive potential common shares	(D)	49,001	44,438	48,034	43,991
Net income per common share:
Basic	(A/C)	$0.75	$0.51	$2.81	$2.08
Diluted	(B/D)	$0.61	$0.41	$2.31	$1.67

Potentially dilutive common shares can result from stock options, restricted stock unit awards, stock warrants, the Company’s convertible preferred stock, tangible equity unit shares and shares to be issued under the Employee Stock Purchase Plan and the Directors Deferred Fee and Stock Plan, being treated as if they had been either exercised or issued, computed by application of the treasury stock method. While potentially dilutive common shares are typically included in the computation of diluted earnings per share, potentially dilutive common shares are excluded from this computation in periods in which the effect would reduce the loss per share or increase the income per share. For diluted earnings per share, net income applicable to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would reduce the loss per share or increase the income per share, net income applicable to common shares is not adjusted by the associated preferred dividends.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three months ended December 31,		Years Ended December 31,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Selected Financial Condition Data (at end of period):
Total assets	$17,519,613	$15,893,808
Total loans, excluding covered loans	11,828,943	10,521,377
Total deposits	14,428,544	12,307,267
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,804,705	1,543,533
Selected Statements of Income Data:
Net interest income	$132,776	$124,647	$519,516	$461,377
Net revenue (1)	197,965	169,559	745,608	651,075
Pre-tax adjusted earnings (2)	72,034	59,362	273,376	220,778
Net income	30,089	19,221	111,196	77,575
Net income per common share – Basic	$0.75	$0.51	$2.81	$2.08
Net income per common share – Diluted	$0.61	$0.41	$2.31	$1.67
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.40%	3.45%	3.49%	3.42%
Non-interest income to average assets	1.50%	1.11%	1.37%	1.27%
Non-interest expense to average assets	2.99%	2.94%	2.96%	2.82%
Net overhead ratio (2) (3)	1.48%	1.83%	1.59%	1.55%
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.40%	1.62%	1.49%	1.61%
Efficiency ratio (2) (4)	66.13%	69.99%	65.85%	64.58%
Efficiency ratio, based on pre-tax adjusted earnings (2) (4)	62.75%	64.76%	62.50%	63.75%
Return on average assets	0.69%	0.48%	0.67%	0.52%
Return on average common equity	6.79%	4.87%	6.60%	5.12%
Average total assets	$17,248,650	$16,014,209	$16,529,617	$14,920,160
Average total shareholders’ equity	1,786,824	1,531,936	1,696,276	1,484,720
Average loans to average deposits ratio (excluding covered loans)	85.6%	86.6%	87.8%	88.3%
Average loans to average deposits ratio (including covered loans)	90.0%	91.9%	92.6%	92.8%
Common Share Data at end of period:
Market price per common share	$36.70	$28.05
Book value per common share (2)	$37.78	$34.23
Tangible common book value per share (2)	$29.28	$26.72
Common shares outstanding	36,861,956	35,978,349
Other Data at end of period:(8)
Leverage Ratio (5)	10.1%	9.4%
Tier 1 capital to risk-weighted assets (5)	12.0%	11.8%
Total capital to risk-weighted assets (5)	13.0%	13.0%
Tangible common equity ratio (TCE) (2)(7)	7.4%	7.5%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.4%	7.8%
Allowance for credit losses (6)	$121,988	$123,612
Non-performing loans	$118,083	$120,084
Allowance for credit losses to total loans (6)	1.03%	1.17%
Non-performing loans to total loans	1.00%	1.14%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	7
Banking offices	111	99

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) December 31, 2012	(Unaudited) September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$284,731	$186,752	$148,012
Federal funds sold and securities purchased under resale agreements	30,297	26,062	21,692
Interest-bearing deposits with other banks	1,035,743	934,430	749,287
Available-for-sale securities, at fair value	1,796,076	1,256,768	1,291,797
Trading account securities	583	635	2,490
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	79,564	80,687	100,434
Brokerage customer receivables	24,864	30,633	27,925
Mortgage loans held-for-sale, at fair value	385,033	548,300	306,838
Mortgage loans held-for-sale, at lower of cost or market	27,167	21,685	13,686
Loans, net of unearned income, excluding covered loans	11,828,943	11,489,900	10,521,377
Covered loans	560,087	657,525	651,368
Total loans	12,389,030	12,147,425	11,172,745
Less: Allowance for loan losses	107,351	112,287	110,381
Less: Allowance for covered loan losses	13,454	21,926	12,977
Net loans	12,268,225	12,013,212	11,049,387
Premises and equipment, net	501,205	461,905	431,512
FDIC indemnification asset	208,160	238,305	344,251
Accrued interest receivable and other assets	511,617	557,884	444,912
Trade date securities receivable	—	307,295	634,047
Goodwill	345,401	331,634	305,468
Other intangible assets	20,947	22,405	22,070
Total assets	$17,519,613	$17,018,592	$15,893,808
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,396,264	$2,162,215	1,785,433
Interest bearing	12,032,280	11,685,750	10,521,834
Total deposits	14,428,544	13,847,965	12,307,267
Notes payable	2,093	2,275	52,822
Federal Home Loan Bank advances	414,122	414,211	474,481
Other borrowings	274,411	377,229	443,753
Secured borrowings - owed to securitization investors	—	—	600,000
Subordinated notes	15,000	15,000	35,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	—	412	47
Accrued interest payable and other liabilities	331,245	350,707	187,412
Total liabilities	15,714,908	15,257,292	14,350,275
Shareholders’ Equity:
Preferred stock	176,406	176,371	49,768
Common stock	37,108	36,647	35,982
Surplus	1,036,295	1,018,417	1,001,316
Treasury stock	(7,838)	(7,490)	(112)
Retained earnings	555,023	527,550	459,457
Accumulated other comprehensive income (loss)	7,711	9,805	(2,878)
Total shareholders’ equity	1,804,705	1,761,300	1,543,533
Total liabilities and shareholders’ equity	$17,519,613	$17,018,592	$15,893,808

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED, except for the year ended December 31, 2011)

	Three months ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2012	2011	2012	2011
Interest income
Interest and fees on loans	$146,946	$143,514	$583,872	$552,938
Interest bearing deposits with banks	739	696	1,552	3,419
Federal funds sold and securities purchased under resale agreements	13	33	38	116
Securities	8,086	12,574	38,134	46,219
Trading account securities	6	6	28	44
Federal Home Loan Bank and Federal Reserve Bank stock	656	591	2,550	2,297
Brokerage customer receivables	197	203	847	760
Total interest income	156,643	157,617	627,021	605,793
Interest expense
Interest on deposits	16,208	19,685	68,305	87,938
Interest on Federal Home Loan Bank advances	2,835	4,186	12,103	16,320
Interest on notes payable and other borrowings	1,566	2,804	8,966	11,023
Interest on secured borrowings - owed to securitization investors	—	3,076	5,087	12,113
Interest on subordinated notes	66	176	428	750
Interest on junior subordinated debentures	3,192	3,043	12,616	16,272
Total interest expense	23,867	32,970	107,505	144,416
Net interest income	132,776	124,647	519,516	461,377
Provision for credit losses	19,546	18,817	76,436	102,638
Net interest income after provision for credit losses	113,230	105,830	443,080	358,739
Non-interest income
Wealth management	13,634	11,686	52,680	44,517
Mortgage banking	34,702	18,025	109,970	56,942
Service charges on deposit accounts	4,534	3,973	16,971	14,963
Gains on available-for-sale securities, net	2,561	309	4,895	1,792
Gain on bargain purchases, net	85	—	7,503	37,974
Trading (losses) gains, net	(120)	216	(1,900)	337
Other	9,793	10,703	35,973	33,173
Total non-interest income	65,189	44,912	226,092	189,698
Non-interest expense
Salaries and employee benefits	76,140	66,744	288,589	237,785
Equipment	6,468	5,093	23,222	18,267
Occupancy, net	8,480	7,975	32,294	28,764
Data processing	4,178	4,062	15,739	14,568
Advertising and marketing	2,725	3,207	9,438	8,380
Professional fees	3,158	3,710	15,262	16,874
Amortization of other intangible assets	1,108	1,062	4,324	3,425
FDIC insurance	3,039	3,244	13,422	14,143
OREO expenses, net	5,269	8,821	22,103	26,340
Other	18,983	14,850	64,647	51,858
Total non-interest expense	129,548	118,768	489,040	420,404
Income before taxes	48,871	31,974	180,132	128,033
Income tax expense	18,782	12,753	68,936	50,458
Net income	$30,089	$19,221	$111,196	$77,575
Preferred stock dividends and discount accretion	$2,616	$1,032	$9,093	$4,128
Net income applicable to common shares	$27,473	$18,189	$102,103	$73,447
Net income per common share - Basic	$0.75	$0.51	$2.81	$2.08
Net income per common share - Diluted	$0.61	$0.41	$2.31	$1.67
Cash dividends declared per common share	$—	$—	$0.18	$0.18
Weighted average common shares outstanding	36,543	35,958	36,365	35,355
Dilutive potential common shares	12,458	8,480	11,669	8,636
Average common shares and dilutive common shares	49,001	44,438	48,034	43,991

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and pre-tax adjusted earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Pre-tax adjusted earnings is a significant metric in assessing the Company’s operating performance. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items.
The net overhead ratio and the efficiency ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The net overhead ratio, based on pre-tax adjusted earnings, is calculated by netting total adjusted non-interest expense and total adjusted non-interest income, annualizing this amount, and dividing it by total average assets. Adjusted non-interest expense is calculated by subtracting OREO expenses, covered loan collection expense, defeasance cost, seasonal payroll tax fluctuation and fees to terminate repurchase agreements. Adjusted non-interest income is calculated by adding back the recourse obligation on loans previously sold and subtracting gains or adding back losses on foreign currency remeasurement, investment partnerships, bargain purchase, trading and available-for-sale securities activity.
The efficiency ratio, based on pre-tax adjusted earnings, is calculated by dividing adjusted non-interest expense by adjusted taxable-equivalent net revenue. Adjusted taxable-equivalent net revenue is comprised of fully taxable equivalent net interest income and adjusted non-interest income.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended					Years Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(Dollars and shares in thousands)	2012	2012	2012	2012	2011	2012	2011
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$156,643	$158,201	$155,691	$156,486	$157,617	$627,021	$605,793
Taxable-equivalent adjustment:
- Loans	159	148	135	134	132	576	458
- Liquidity Management Assets	349	352	333	329	320	1,363	1,224
- Other Earning Assets	1	1	3	3	2	8	12
Interest Income - FTE	$157,152	$158,702	$156,162	$156,952	$158,071	$628,968	$607,487
(B) Interest Expense (GAAP)	23,867	25,626	27,421	30,591	32,970	107,505	144,416
Net interest income - FTE	$133,285	$133,076	$128,741	$126,361	$125,101	$521,463	$463,071
(C) Net Interest Income (GAAP) (A minus B)	$132,776	$132,575	$128,270	$125,895	$124,647	$519,516	$461,377
(D) Net interest margin (GAAP)	3.39%	3.49%	3.49%	3.54%	3.44%	3.47%	3.41%
Net interest margin - FTE	3.40%	3.50%	3.51%	3.55%	3.45%	3.49%	3.42%
(E) Efficiency ratio (GAAP)	66.30%	63.83%	65.80%	68.42%	70.17%	66.02%	64.75%
Efficiency ratio - FTE	66.13%	63.67%	65.63%	68.24%	69.99%	65.85%	64.58%
Efficiency ratio - Based on pre-tax adjusted earnings	62.75%	63.48%	61.38%	62.31%	64.76%	62.50%	63.75%
(F) Net Overhead Ratio (GAAP)	1.48%	1.47%	1.63%	1.80%	1.83%	1.59%	1.55%
Net Overhead ratio - Based on pre-tax adjusted earnings	1.40%	1.52%	1.46%	1.58%	1.62%	1.49%	1.61%
Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,804,705	$1,761,300	$1,722,074	$1,687,921	$1,543,533
(G) Less: Preferred stock	(176,406)	(176,371)	(176,337)	(176,302)	(49,768)
Less: Intangible assets	(366,348)	(354,039)	(352,109)	(329,396)	(327,538)
(H) Total tangible common shareholders’ equity	$1,261,951	$1,230,890	$1,193,628	$1,182,223	$1,166,227
Total assets	$17,519,613	$17,018,592	$16,576,282	$16,172,018	$15,893,808
Less: Intangible assets	(366,348)	(354,039)	(352,109)	(329,396)	(327,538)
(I) Total tangible assets	$17,153,265	$16,664,553	$16,224,173	$15,842,622	$15,566,270
Tangible common equity ratio (H/I)	7.4%	7.4%	7.4%	7.5%	7.5%
Tangible common equity ratio, assuming full conversion of preferred stock ((H-G)/I)	8.4%	8.4%	8.4%	8.6%	7.8%
Calculation of Pre-Tax Adjusted Earnings
Income before taxes	$48,871	$52,173	$41,329	$37,759	$31,974	$180,132	$128,033
Add: Provision for credit losses	19,546	18,799	20,691	17,400	18,817	76,436	102,638
Add: OREO expenses, net	5,269	3,808	5,848	7,178	8,821	22,103	26,340
Add: Recourse obligation on loans previously sold	—	—	(36)	36	986	—	439
Add: Covered loan collection expense	836	1,201	1,323	1,399	944	4,759	2,831
Add: Defeasance cost	—	—	148	848	—	996	—
Add: Seasonal payroll tax fluctuation	(873)	(1,121)	(271)	2,265	(932)	—	—
Add: (Gain) loss on foreign currency remeasurement	(826)	825	—	—	—	(1)	—
Add: Fees for Termination of Repurchase Agreements	2,110	—	—	—	—	2,110	—
Less: (Gain) loss from investment partnerships	(373)	(718)	(65)	(1,395)	(723)	(2,551)	600
Less: Gain on bargain purchases, net	(85)	(6,633)	55	(840)	—	(7,503)	(37,974)
Less: Trading losses (gains), net	120	998	928	(146)	(216)	1,900	(337)
Less: Gains on available-for-sale securities, net	(2,561)	(409)	(1,109)	(816)	(309)	(4,895)	(1,792)
Pre-tax adjusted earnings	$72,034	$68,923	$68,841	$63,688	$59,362	$273,486	$220,778
Calculation of book value per share
Total shareholders’ equity	$1,804,705	$1,761,300	$1,722,074	$1,687,921	$1,543,533
Less: Preferred stock	(176,406)	(176,371)	(176,337)	(176,302)	(49,768)
(J) Total common equity	$1,628,299	$1,584,929	$1,545,737	$1,511,619	$1,493,765
Actual common shares outstanding	36,862	36,411	36,341	36,289	35,978
Add: TEU conversion shares	6,241	6,133	6,760	6,593	7,666
(K) Common shares used for book value calculation	43,103	42,544	43,101	42,882	43,644
Book value per share (J/K)	$37.78	$37.25	$35.86	$35.25	$34.23
Tangible common book value per share (H/K)	$29.28	$28.93	$27.69	$27.57	$26.72

LOANS
Loan Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	December 31, 2012	September 30, 2012	December 31, 2011	From (1) September 30, 2012	From December 31, 2011
Balance:
Commercial	$2,914,798	$2,771,053	$2,498,313	21%	17%
Commercial real-estate	3,864,118	3,699,712	3,514,261	18	10
Home equity	788,474	807,592	862,345	(9)	(9)
Residential real-estate	367,213	376,678	350,289	(10)	5
Premium finance receivables - commercial	1,987,856	1,982,945	1,412,454	1	41
Premium finance receivables - life insurance	1,725,166	1,665,620	1,695,225	14	2
Indirect consumer (2)	77,333	77,378	64,545	—	20
Consumer and other	103,985	108,922	123,945	(18)	(16)
Total loans, net of unearned income, excluding covered loans	$11,828,943	$11,489,900	$10,521,377	12%	12%
Covered loans	560,087	657,525	651,368	(59)	(14)
Total loans, net of unearned income	$12,389,030	$12,147,425	$11,172,745	8%	11%
Mix:
Commercial	24%	23%	22%
Commercial real-estate	31	30	31
Home equity	6	7	8
Residential real-estate	3	3	3
Premium finance receivables - commercial	16	16	13
Premium finance receivables - life insurance	14	14	15
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1
Total loans, net of unearned income, excluding covered loans	96%	95%	94%
Covered loans	4	5	6
Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

As of December 31, 2012		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial and industrial	$1,628,203	24.0%	$19,409	$—	$17,040
Franchise	196,395	2.9	1,792	—	2,880
Mortgage warehouse lines of credit	215,076	3.2	—	—	2,134
Community Advantage - homeowner associations	81,496	1.2	—	—	204
Aircraft	17,364	0.3	—	—	44
Asset-based lending	572,438	8.4	536	—	5,066
Municipal	91,824	1.4	—	—	1,041
Leases	90,443	1.3	—	—	248
Other	16,549	0.2	—	—	137
Purchased non-covered commercial loans (1)	5,010	0.1	—	496	—
Total commercial	$2,914,798	43.0%	$21,737	$496	$28,794
Commercial Real-Estate:
Residential construction	$40,401	0.6%	$3,110	$—	$1,301
Commercial construction	170,955	2.5	2,159	—	3,194
Land	134,197	2.0	11,299	—	4,829
Office	569,711	8.4	4,196	—	5,446
Industrial	577,937	8.5	2,089	—	5,516
Retail	568,896	8.4	7,792	—	5,292
Multi-family	396,691	5.9	2,586	—	10,644
Mixed use and other	1,349,254	19.9	16,742	—	15,913
Purchased non-covered commercial real-estate (1)	56,076	0.8	—	749	—
Total commercial real-estate	$3,864,118	57.0%	$49,973	$749	$52,135
Total commercial and commercial real-estate	$6,778,916	100.0%	$71,710	$1,245	$80,929

Commercial real-estate - collateral location by state:
Illinois	$3,094,376	80.1%
Wisconsin	321,070	8.3
Total primary markets	$3,415,446	88.4%
Florida	70,316	1.8
Arizona	38,262	1.0
Indiana	49,675	1.3
Other (no individual state greater than 0.5%)	290,419	7.5
Total	$3,864,118	100.0%

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	December 31, 2012	September 30, 2012	December 31, 2011	From (1) September 30, 2012	From December 31, 2011
Balance:
Non-interest bearing	$2,396,264	$2,162,215	$1,785,433	43%	34%
NOW	2,022,957	1,841,743	1,698,778	39	19
Wealth Management deposits (2)	991,902	979,306	788,311	5	26
Money Market	2,761,498	2,596,702	2,263,253	25	22
Savings	1,275,012	1,156,466	888,592	41	43
Time certificates of deposit	4,980,911	5,111,533	4,882,900	(10)	2
Total deposits	$14,428,544	$13,847,965	$12,307,267	17%	17%
Mix:
Non-interest bearing	17%	16%	15%
NOW	14	13	14
Wealth Management deposits (2)	7	7	6
Money Market	19	19	18
Savings	9	8	7
Time certificates of deposit	34	37	40
Total deposits	100%	100%	100%

(1)	Annualized

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Time Certificates of Deposit
Maturity/Re-pricing Analysis
As of December 31, 2012

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$120,508	$55,738	$159,590	$690,665	$1,026,501	0.71%
4-6 months	145,665	47,960	—	788,347	981,972	0.68%
7-9 months	124,002	37,779	—	608,649	770,430	0.86%
10-12 months	4,590	43,088	—	492,607	540,285	0.77%
13-18 months	40,000	31,958	—	380,288	452,246	1.03%
19-24 months	18,367	13,548	—	271,035	302,950	1.10%
24+ months	95,574	51,494	—	759,459	906,527	1.71%
Total	$548,706	$281,565	$159,590	$3,991,050	4,980,911	0.97%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2012 compared to the fourth quarter of 2011 (linked quarters):

	Three months ended December 31, 2012			Three months ended December 31, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,949,034	$9,844	1.33%	$3,051,850	$14,215	1.85%
Other earning assets (2) (3) (7)	27,482	203	2.95	28,828	210	2.90
Loans, net of unearned income (2) (4) (7)	12,001,433	134,347	4.45	10,662,516	128,518	4.78
Covered loans	626,449	12,758	8.10	652,157	15,128	9.20
Total earning assets (7)	$15,604,398	$157,152	4.01%	$14,395,351	$158,071	4.36%
Allowance for loan and covered loan losses	(135,156)			(137,423)
Cash and due from banks	206,914			130,437
Other assets	1,572,494			1,625,844
Total assets	$17,248,650			$16,014,209

Interest-bearing deposits	$11,709,058	$16,209	0.55%	$10,563,090	$19,685	0.74%
Federal Home Loan Bank advances	414,289	2,835	2.72	474,549	4,186	3.50
Notes payable and other borrowings	397,807	1,565	1.57	468,139	2,804	2.38
Secured borrowings - owed to securitization investors	—	—	—	600,000	3,076	2.03
Subordinated notes	15,000	66	1.72	38,370	176	1.79
Junior subordinated notes	249,493	3,192	5.01	249,493	3,043	4.77
Total interest-bearing liabilities	$12,785,647	$23,867	0.74%	$12,393,641	$32,970	1.05%
Non-interest bearing deposits	2,314,935			1,755,446
Other liabilities	361,244			333,186
Equity	1,786,824			1,531,936
Total liabilities and shareholders’ equity	$17,248,650			$16,014,209
Interest rate spread (5) (7)			3.27%			3.31%
Net free funds/contribution (6)	$2,818,751		0.13%	$2,001,710		0.14%
Net interest income/Net interest margin (7)		$133,285	3.40%		$125,101	3.45%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2012 and 2011 were $509,000 and $454,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2012 compared to the third quarter of 2012 (sequential quarters):

	Three months ended December 31, 2012			Three months ended September 30, 2012
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,949,034	$9,844	1.33%	$2,565,151	$9,061	1.41%
Other earning assets (2) (3) (7)	27,482	203	2.95	31,142	222	2.83
Loans, net of unearned income (2) (4) (7)	12,001,433	134,347	4.45	11,922,450	137,022	4.57
Covered loans	626,449	12,758	8.10	597,518	12,397	8.25
Total earning assets (7)	$15,604,398	$157,152	4.01%	$15,116,261	$158,702	4.18%
Allowance for loan and covered loan losses	(135,156)			(138,740)
Cash and due from banks	206,914			185,435
Other assets	1,572,494			1,542,473
Total assets	$17,248,650			$16,705,429

Interest-bearing deposits	$11,709,058	$16,209	0.55%	$11,261,184	$16,794	0.59%
Federal Home Loan Bank advances	414,289	2,835	2.72	441,445	2,817	2.54
Notes payable and other borrowings	397,807	1,565	1.57	426,675	2,024	1.89
Secured borrowings - owed to securitization investors	—	—	—	176,904	795	1.79
Subordinated notes	15,000	66	1.72	15,000	67	1.75
Junior subordinated notes	249,493	3,192	5.01	249,493	3,129	4.91
Total interest-bearing liabilities	$12,785,647	$23,867	0.74%	$12,570,701	$25,626	0.81%
Non-interest bearing deposits	2,314,935			2,092,028
Other liabilities	361,244			305,960
Equity	1,786,824			1,736,740
Total liabilities and shareholders’equity	$17,248,650			$16,705,429
Interest rate spread (5) (7)			3.27%			3.37%
Net free funds/contribution (6)	$2,818,751		0.13%	$2,545,560		0.13%
Net interest income/Net interest margin (7)		$133,285	3.40%		$133,076	3.50%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2012 was $509,000 and for the three months ended September 30, 2012 was $501,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the twelve months ended December 31, 2012 compared to the twelve months ended December 31, 2011:

	Year Ended December 31, 2012			Year Ended December 31, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,763,154	$43,638	1.58%	$2,840,157	$53,275	1.88%
Other earning assets (2) (3) (7)	29,967	882	2.94	28,570	816	2.86
Loans, net of unearned income (2) (4) (7)	11,520,499	530,446	4.60	10,145,462	509,870	5.03
Covered loans	637,607	54,002	8.47	520,550	43,526	8.36
Total earning assets (7)	$14,951,227	$628,968	4.21%	$13,534,739	$607,487	4.49%
Allowance for loan and covered loan losses	(134,946)			(127,660)
Cash and due from banks	172,215			138,795
Other assets	1,541,121			1,374,286
Total assets	$16,529,617			$14,920,160

Interest-bearing deposits	$11,069,056	$68,305	0.62%	$10,012,522	$87,938	0.88%
Federal Home Loan Bank advances	459,972	12,104	2.63	449,874	16,320	3.63
Notes payable and other borrowings	437,970	8,965	2.05	384,256	11,023	2.87
Secured borrowings - owed to securitization investors	273,753	5,087	1.86	600,000	12,113	2.02
Subordinated notes	22,158	428	1.90	43,411	750	1.70
Junior subordinated notes	249,493	12,616	4.97	249,493	16,272	6.43
Total interest-bearing liabilities	$12,512,402	$107,505	0.86%	$11,739,556	$144,416	1.23%
Non-interest bearing deposits	2,059,160			1,481,594
Other liabilities	261,779			214,290
Equity	1,696,276			1,484,720
Total liabilities and shareholders’ equity	$16,529,617			$14,920,160
Interest rate spread (5) (7)			3.35%			3.26%
Net free funds/contribution (6)	$2,438,825		0.14%	$1,795,183		0.16%
Net interest income/Net interest margin (7)		$521,463	3.49%		$463,071	3.42%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements

(2)
Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for both of the twelve months ended December 31, 2012 and 2011 were $1.9 million and $1.7 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

NON-INTEREST INCOME
For the fourth quarter of 2012, non-interest income totaled $65.2 million, an increase of $20.3 million, or 45%, compared to the fourth quarter of 2011. The increase was primarily attributable to higher mortgage banking and wealth management revenues, higher gains on available-for-sale securities and favorable foreign currency remeasurements at the Company's Canadian subsidiary, partially offset by a decrease in fees from covered call options. For the full year, non-interest income for 2012 totaled $226.1 million and increased $36.4 million, or 19%, compared to 2011.
The following table presents non-interest income by category for the periods presented:

	Three months ended December 31,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Brokerage	$6,404	$5,960	$444	7
Trust and asset management	7,230	5,726	1,504	26
Total wealth management	13,634	11,686	1,948	17
Mortgage banking	34,702	18,025	16,677	93
Service charges on deposit accounts	4,534	3,973	561	14
Gains on available-for-sale securities, net	2,561	309	2,252	NM
Gain on bargain purchases, net	85	—	85	NM
Trading (losses) gains, net	(120)	216	(336)	NM
Other:
Fees from covered call options	2,156	5,377	(3,221)	(60)
Interest rate swap fees	2,178	1,587	591	37
Bank Owned Life Insurance	686	681	5	1
Administrative services	867	789	78	10
Miscellaneous	3,906	2,269	1,637	72
Total Other	9,793	10,703	(910)	(9)
Total Non-Interest Income	$65,189	$44,912	$20,277	45
NM - Not Meaningful
	Years Ended December 31,
			$	%
(Dollars in thousands)	2012	2011	Change	Change
Brokerage	$25,477	$24,601	$876	4
Trust and asset management	27,203	19,916	7,287	37
Total wealth management	52,680	44,517	8,163	18
Mortgage banking	109,970	56,942	53,028	93
Service charges on deposit accounts	16,971	14,963	2,008	13
Gains on available-for-sale securities, net	4,895	1,792	3,103	173
Gain on bargain purchases, net	7,503	37,974	(30,471)	(80)
Trading (losses) gains, net	(1,900)	337	(2,237)	NM
Other:
Fees from covered call options	10,476	13,570	(3,094)	(23)
Interest rate swap fees	9,381	6,770	2,611	39
Bank Owned Life Insurance	2,920	2,569	351	14
Administrative services	3,281	3,071	210	7
Miscellaneous	9,915	7,193	2,722	38
Total Other	35,973	33,173	2,800	8
Total Non-Interest Income	$226,092	$189,698	$36,394	19
NM - Not Meaningful

The significant changes in non-interest income for the quarter ended December 31, 2012 compared to the quarter ended December 31, 2011 are discussed below.

Wealth management revenue totaled $13.6 million in the fourth quarter of 2012 and $11.7 million in the fourth quarter of 2011, an increase of 17%. The increase is mostly attributable to additional revenues resulting from the acquisition of a community bank trust operation on March 30, 2012 as well as continued growth within the existing business. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, money managed fees and insurance product commissions at Wayne Hummer Investments.

For the quarter ended December 31, 2012, mortgage banking revenue totaled $34.7 million, an increase of $16.7 million when compared to the fourth quarter of 2011. The increase in mortgage banking revenue in the fourth quarter of 2012 as compared to the fourth quarter of 2011 resulted primarily from an increase in gain on sales of loans, which were driven by higher origination volumes due to a favorable mortgage interest rate environment in 2012 and better pricing in the current quarter. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.
A summary of mortgage banking components is shown below:
Mortgage banking revenue

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2012	2012	2011	2012	2011
Mortgage loans originated and sold	$1,178,010	$1,119,762	$883,017	$3,866,012	$2,545,385
Mortgage loans serviced for others	$1,005,372	$997,235	$958,749
Fair value of mortgage servicing rights (MSRs)	$6,750	$6,276	$6,700
MSRs as a percentage of loans serviced	0.67%	0.63%	0.70%

The Company recognized $2.6 million of net gains on available-for-sale securities in the fourth quarter of 2012 compared to net gains of $309,000 in the fourth quarter of 2011.  The increase in net gains resulted from Management's decision to sell certain securities in conjunction with the termination of longer-term, higher rate repurchase agreements in the fourth quarter of 2012. See the “Non-Interest Expense” section of this release for more information on the termination of the repurchase agreements.

Other non-interest income for the fourth quarter of 2012 totaled $9.8 million, a decrease of $910,000 compared to the fourth quarter of 2011. Fees from certain covered call option transactions decreased by $3.2 million in the fourth quarter of 2012 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset by the Company's covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”). Interest rate swap fee revenue totaled $2.2 million for the fourth quarter of 2012 an increase of $591,000 over the $1.6 million recorded in the fourth quarter of 2011. Miscellaneous income increased in the fourth quarter of 2012 compared to the prior year quarter as a result of an $826,000 foreign currency remeasurement gain recorded at the Company's Canadian subsidiary and a $310,000 gain recognized on the non-exercise of a value appreciation instrument (“VAI”) issued to the FDIC as part of the FDIC-assisted acquisition of First United Bank.

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2012 totaled $129.5 million and increased approximately $10.8 million, or 9%, compared to the fourth quarter of 2011. On a full year basis, non-interest expense for 2012 totaled $489.0 million and increased $68.6 million, or 16%, compared to 2011.
The following table presents non-interest expense by category for the periods presented:

	Three months ended December 31,		$ Change	% Change
(Dollars in thousands)	2012	2011
Salaries and employee benefits:
Salaries	$40,457	$36,676	3,781	10
Commissions and bonus	23,968	19,263	4,705	24
Benefits	11,715	10,805	910	8
Total salaries and employee benefits	76,140	66,744	9,396	14
Equipment	6,468	5,093	1,375	27
Occupancy, net	8,480	7,975	505	6
Data processing	4,178	4,062	116	3
Advertising and marketing	2,725	3,207	(482)	(15)
Professional fees	3,158	3,710	(552)	(15)
Amortization of other intangible assets	1,108	1,062	46	4
FDIC insurance	3,039	3,244	(205)	(6)
OREO expenses, net	5,269	8,821	(3,552)	(40)
Other:
Commissions - 3rd party brokers	944	872	72	8
Postage	1,856	1,322	534	40
Stationery and supplies	1,095	1,186	(91)	(8)
Miscellaneous	15,088	11,470	3,618	32
Total other	18,983	14,850	4,133	28
Total Non-Interest Expense	$129,548	$118,768	$10,780	9

	Years Ended December 31,
			$ Change	% Change
(Dollars in thousands)	2012	2011
Salaries and employee benefits:
Salaries	$155,800	$138,452	17,348	13
Commissions and bonus	84,199	55,721	28,478	51
Benefits	48,590	43,612	4,978	11
Total salaries and employee benefits	288,589	237,785	50,804	21
Equipment	23,222	18,267	4,955	27
Occupancy, net	32,294	28,764	3,530	12
Data processing	15,739	14,568	1,171	8
Advertising and marketing	9,438	8,380	1,058	13
Professional fees	15,262	16,874	(1,612)	(10)
Amortization of other intangible assets	4,324	3,425	899	26
FDIC insurance	13,422	14,143	(721)	(5)
OREO expenses, net	22,103	26,340	(4,237)	(16)
Other:
Commissions - 3rd party brokers	4,140	3,829	311	8
Postage	5,729	4,672	1,057	23
Stationery and supplies	4,003	3,818	185	5
Miscellaneous	50,775	39,539	11,236	28
Total other	64,647	51,858	12,789	25
Total Non-Interest Expense	$489,040	$420,404	$68,636	16

The significant changes in non-interest expense for the quarter ended December 31, 2012 compared to the quarter ended December 31, 2011 are discussed below.

Salaries and employee benefits expense increased $9.4 million, or 14%, in the fourth quarter of 2012 compared to the fourth quarter of 2011 primarily as a result of a $3.8 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $4.7 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company's long-term incentive program and a $910,000 increase from employee benefits (primarily health plan and payroll taxes related).

Equipment expense totaled $6.5 million for the fourth quarter of 2012, an increase of $1.4 million compared to the fourth quarter of 2011. The increase is primarily the result of additional equipment depreciation as well as maintenance and repair costs associated with the increasing number of facilities due to acquisition activity. Equipment expense includes depreciation on equipment, maintenance and repairs, equipment rental and software license fees.

Occupancy expense for the fourth quarter of 2012 was $8.5 million, an increase of $505,000, or 6%, compared to the same period in 2011. The increase is primarily the result of depreciation and property taxes on owned locations. Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises.

OREO expense totaled $5.3 million in the fourth quarter of 2012, a decrease of $3.5 million compared to $8.8 million in the fourth quarter of 2011. The decrease in total OREO expenses is primarily related to lower valuation adjustments on properties held in OREO and lower losses realized on the sale of OREO properties in the fourth quarter of 2012 as compared to the fourth quarter of 2011. OREO costs include all costs related to obtaining, maintaining and selling other real estate owned properties.

Miscellaneous expenses in the fourth quarter of 2012 increased $3.6 million, or 32%, compared to the same period in the prior year. The increase in the fourth quarter of 2012 compared to the same period in the prior year is primarily attributable to $2.1 million of fees paid on the termination of approximately $68.4 million longer-term, higher rate repurchase agreements in the current quarter as well as increased expenses related to postage and general growth in the Company's business. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

As previously discussed in this release, the accounting and reporting policies of Wintrust conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company's performance. One significant metric that is used by the Company in assessing operating performance is pre-tax adjusted earnings. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items. Two ratios the Company uses to measure expense management are the efficiency ratio and the net overhead ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains and losses), measures how much it costs to produce one dollar of revenue. The net overhead ratio is calculated by netting total non-interest expense and total non-interest income and dividing by total average assets. In both cases, a lower ratio indicates a higher degree of efficiency. See “Supplemental Financial Measures/Ratios” section earlier in this document for further detail on these non-GAAP measures/ratios.

The efficiency ratio and net overhead ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company's operating efficiency and expense management. The efficiency ratio, based on pre-tax adjusted earnings, was 62.75% for the fourth quarter of 2012, compared to 64.76% in the fourth quarter of 2011. The net overhead ratio, based on pre-tax adjusted earnings, was 1.40% for the fourth quarter of 2012, compared to 1.62% in the fourth quarter of 2011. These lower ratios indicate a higher degree of efficiency in the fourth quarter of 2012 as compared to the prior year quarter as the Company has leveraged its existing infrastructure.

ASSET QUALITY
Allowance for Credit Losses, excluding covered loans

	Three months ended December 31,		Years Ended December 31,
(Dollars in thousands)	2012	2011	2012	2011
Allowance for loan losses at beginning of period	$112,287	$118,649	$110,381	$113,903
Provision for credit losses	20,672	16,615	72,412	97,920
Other adjustments	(289)	—	(1,333)	—
Reclassification from/(to) allowance for unfunded lending-related commitments	(260)	171	693	1,904
Charge-offs:
Commercial	9,782	6,377	22,405	31,951
Commercial real estate	9,084	13,931	43,539	62,698
Home equity	3,496	1,876	9,361	5,020
Residential real estate	2,470	1,632	4,060	4,115
Premium finance receivables - commercial	1,284	1,479	3,751	6,617
Premium finance receivables - life insurance	13	—	29	275
Indirect consumer	64	56	221	244
Consumer and other	570	824	1,024	1,532
Total charge-offs	26,763	26,175	84,390	112,452
Recoveries:
Commercial	368	541	1,220	1,258
Commercial real estate	978	286	6,635	1,386
Home equity	43	5	428	64
Residential real estate	9	2	22	10
Premium finance receivables - commercial	250	204	871	6,006
Premium finance receivables - life insurance	15	—	69	12
Indirect consumer	27	37	103	220
Consumer and other	14	46	240	150
Total recoveries	1,704	1,121	9,588	9,106
Net charge-offs	(25,059)	(25,054)	(74,802)	(103,346)
Allowance for loan losses at period end	$107,351	$110,381	$107,351	$110,381
Allowance for unfunded lending-related commitments at period end	14,647	13,231	14,647	13,231
Allowance for credit losses at period end	$121,998	$123,612	$121,998	$123,612
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.35%	0.96%	0.81%	1.44%
Commercial real estate	0.86	1.56	1.02	1.80
Home equity	1.72	0.85	1.08	0.56
Residential real estate	1.19	1.07	0.51	0.79
Premium finance receivables - commercial	0.21	0.35	0.16	0.04
Premium finance receivables - life insurance	—	—	—	0.02
Indirect consumer	0.19	0.12	0.16	0.04
Consumer and other	1.86	2.35	0.66	1.21
Total loans, net of unearned income, excluding covered loans	0.83%	0.93%	0.65%	1.02%
Net charge-offs as a percentage of the provision for credit losses	121.22%	150.79%	103.30%	105.54%
Loans at period-end			$11,828,943	$10,521,377
Allowance for loan losses as a percentage of loans at period end			0.91%	1.05%
Allowance for credit losses as a percentage of loans at period end			1.03%	1.17%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
The provision for credit losses, excluding the provision for covered loan losses, totaled $20.7 million for the fourth quarter of 2012, $18.2 million for the third quarter of 2012 and $16.6 million for the fourth quarter of 2011. For the quarter ended December 31, 2012, net charge-offs, excluding covered loans, totaled $25.1 million compared to $17.9 million in the third quarter of 2012 and $25.1 million recorded in the fourth quarter of 2011. Annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.83% in the fourth quarter of 2012, 0.60% in the third quarter of 2012 and 0.93% in the fourth quarter of 2011. The lower level of the allowance for credit losses in 2012, reflect the improvements in credit quality metrics compared to 2011.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
The Company also provides a provision for covered loan losses on covered loans and maintains an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The tables below summarizes the calculation of allowance for loan losses for the Company’s core loan portfolio and niche and purchased loan portfolio as of December 31, 2012 and September 30, 2012.

	As of December 31, 2012
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:
Commercial and industrial (1)	$1,616,045	$17,040	1.05%
Asset-based lending (1)	571,009	5,066	0.89
Municipal	91,824	1,041	1.13
Leases (1)	89,674	248	0.28
Other (1)	16,246	137	0.84
Commercial real-estate:
Residential construction	40,401	1,301	3.22
Commercial construction (1)	169,922	3,194	1.88
Land	134,197	4,829	3.60
Office (1)	557,520	5,446	0.98
Industrial (1)	571,455	5,516	0.97
Retail (1)	562,480	5,292	0.94
Multi-family (1)	392,289	10,644	2.71
Mixed use and other (1)	1,232,592	15,913	1.29
Home equity (1)	773,525	12,734	1.65
Residential real-estate (1)	361,089	5,560	1.54
Total core loan portfolio	$7,180,268	$93,961	1.31%
Commercial:
Franchise	$196,395	$2,880	1.47%
Mortgage warehouse lines of credit	215,076	2,134	0.99
Community Advantage - homeowner associations	81,496	204	0.25
Aircraft	17,364	44	0.25
Purchased non-covered commercial loans (2)	19,669	—	—
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	203,262	—	—
Purchased non-covered home equity (2)	14,949	—	—
Purchased non-covered residential real-estate (2)	6,124	—	—
Premium finance receivables
U.S. commercial insurance loans	1,737,613	5,402	0.31
Canada commercial insurance loans (2)	250,243	128	0.05
Life insurance loans (1)	1,188,134	566	0.05
Purchased life insurance loans (2)	537,032	—	—
Indirect consumer	77,333	267	0.35
Consumer and other (1)	97,731	1,639	1.68
Purchased non-covered consumer and other (2)	6,254	126	2.01
Total niche and purchased loan portfolio	$4,648,675	$13,390	0.29%
Total loans, net of unearned income, excluding covered loans	$11,828,943	$107,351	0.91%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

	As of September 30, 2012
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:
Commercial and industrial (1)	$1,546,042	$17,137	1.11%
Asset-based lending (1)	531,976	5,064	0.95
Municipal	90,404	1,020	1.13
Leases	83,351	247	0.30
Other	1,576	12	0.76
Commercial real-estate:
Residential construction	44,255	1,453	3.28
Commercial construction (1)	168,503	3,965	2.35
Land	133,486	5,376	4.03
Office (1)	570,919	5,856	1.03
Industrial (1)	569,191	5,555	0.98
Retail (1)	554,193	5,993	1.08
Multi-family (1)	362,215	10,511	2.90
Mixed use and other (1)	1,193,594	16,376	1.37
Home equity (1)	797,792	13,600	1.70
Residential real-estate (1)	372,706	7,553	2.03
Total core loan portfolio	$7,020,203	$99,718	1.42%
Commercial:
Franchise	$179,706	$1,909	1.06%
Mortgage warehouse lines of credit	225,295	1,968	0.87
Community Advantage - homeowner associations	73,881	185	0.25
Aircraft	21,444	199	0.93
Purchased non-covered commercial loans (2)	17,378	—	—
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	103,356	—	—
Purchased non-covered home equity (2)	9,800	—	—
Purchased non-covered residential real-estate (2)	3,972	—	—
Premium finance receivables
U.S. commercial insurance loans	1,703,525	5,911	0.35
Canada commercial insurance loans (2)	279,420	524	0.19
Life insurance loans (1)	1,128,588	452	0.04
Purchased life insurance loans (2)	537,032	—	—
Indirect consumer	77,378	269	0.35
Consumer and other (1)	106,151	1,124	1.06
Purchased non-covered consumer and other (2)	2,771	28	1.01
Total niche and purchased loan portfolio	$4,469,697	$12,569	0.28%
Total loans, net of unearned income, excluding covered loans	$11,489,900	$112,287	0.98%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

As part of a quarterly review performed by Management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and niche loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the niche loan portfolio was shown on the previous pages as of December 31, 2012 and September 30, 2012. The allowance for loan losses to core loans was 1.31% compared to 0.29% for niche loans and 0.91% for the entire loan portfolio as of December 31, 2012. As of September 30, 2012, the allowance for loan losses to core loans was 1.42% compared to 0.28% for niche loans and 0.98% for the entire loan portfolio.
The decline in the total allowance for loan losses to total loans, and the decline in the allowance for loan losses to core loans in the fourth quarter of 2012 was attributable to a $28 million reduction in impaired loans in the core portfolio and a $6.7 million decrease in ASC 310 reserves (specific reserves on impaired loans) on the core portfolio. The ASC 310 reserve component declined primarily as calculated impairments provided in prior periods were charged-off and to a lesser extent the calculated impairments on certain loans were reduced in the fourth quarter.
ASC 450 reserve (general reserves) as a percentage of core loans was 1.17% at December 31, 2012 and 1.19% at September 30, 2012. This decrease was attributable to a positive migration of the Company's historical loss rates used in determining this portion of the allowance for loan losses.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at December 31, 2012:

		90+ days	60-89	30-59
As of December 31, 2012		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$19,409	$—	$5,520	$15,410	$1,587,864	$1,628,203
Franchise	1,792	—	—	—	194,603	196,395
Mortgage warehouse lines of credit	—	—	—	—	215,076	215,076
Community Advantage - homeowners association	—	—	—	—	81,496	81,496
Aircraft	—	—	148	—	17,216	17,364
Asset-based lending	536	—	1,126	6,622	564,154	572,438
Municipal	—	—	—	—	91,824	91,824
Leases	—	—	—	896	89,547	90,443
Other	—	—	—	—	16,549	16,549
Purchased non-covered commercial (1)	—	496	432	7	4,075	5,010
Total commercial	21,737	496	7,226	22,935	2,862,404	2,914,798
Commercial real-estate
Residential construction	3,110	—	4	41	37,246	40,401
Commercial construction	2,159	—	885	386	167,525	170,955
Land	11,299	—	632	9,014	113,252	134,197
Office	4,196	—	1,889	3,280	560,346	569,711
Industrial	2,089	—	6,042	4,512	565,294	577,937
Retail	7,792	—	1,372	998	558,734	568,896
Multi-family	2,586	—	3,949	1,040	389,116	396,691
Mixed use and other	16,742	—	6,660	13,349	1,312,503	1,349,254
Purchased non-covered commercial real-estate (1)	—	749	2,663	2,508	50,156	56,076
Total commercial real-estate	49,973	749	24,096	35,128	3,754,172	3,864,118
Home equity	13,423	100	1,592	5,043	768,316	788,474
Residential real estate	11,728	—	2,763	8,250	343,616	366,357
Purchased non-covered residential real estate (1)	—	—	200	—	656	856
Premium finance receivables
Commercial insurance loans	9,302	10,008	6,729	19,597	1,942,220	1,987,856
Life insurance loans	25	—	—	5,531	1,205,151	1,210,707
Purchased life insurance loans (1)	—	—	—	—	514,459	514,459
Indirect consumer	55	189	51	442	76,596	77,333
Consumer and other	1,511	32	167	433	99,010	101,153
Purchased non-covered consumer and other (1)	—	66	32	101	2,633	2,832
Total loans, net of unearned income, excluding covered loans	$107,754	$11,640	$42,856	$97,460	$11,569,233	$11,828,943
Covered loans	1,988	122,350	16,108	7,999	411,642	560,087
Total loans, net of unearned income	$109,742	$133,990	$58,964	$105,459	$11,980,875	$12,389,030

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.2%	—%	0.3%	1.0%	97.5%	100.0%
Franchise	0.9	—	—	—	99.1	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	—	—	0.9	—	99.1	100.0
Asset-based lending	0.1	—	0.2	1.2	98.5	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	1.0	99.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	9.9	8.6	0.1	81.4	100.0
Total commercial	0.8	—	0.3	0.8	98.1	100.0
Commercial real-estate
Residential construction	7.7	—	—	0.1	92.2	100.0
Commercial construction	1.3	—	0.5	0.2	98.0	100.0
Land	8.4	—	0.5	6.7	84.4	100.0
Office	0.7	—	0.3	0.6	98.4	100.0
Industrial	0.4	—	1.1	0.8	97.7	100.0
Retail	1.4	—	0.2	0.2	98.2	100.0
Multi-family	0.7	—	1.0	0.3	98.0	100.0
Mixed use and other	1.2	—	0.5	1.0	97.3	100.0
Purchased non-covered commercial real-estate (1)	—	1.3	4.8	4.5	89.4	100.0
Total commercial real-estate	1.3	—	0.6	0.9	97.2	100.0
Home equity	1.7	—	0.2	0.6	97.5	100.0
Residential real estate	3.2	—	0.8	2.3	93.7	100.0
Purchased non-covered residential real estate(1)	—	—	23.4	—	76.6	100.0
Premium finance receivables
Commercial insurance loans	0.5	0.5	0.3	1.0	97.7	100.0
Life insurance loans	—	—	—	0.5	99.5	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.1	0.2	0.1	0.6	99.0	100.0
Consumer and other	1.5	—	0.2	0.4	97.9	100.0
Purchased non-covered consumer and other(1)	—	2.3	1.1	3.6	93.0	100.0
Total loans, net of unearned income, excluding covered loans	0.9%	0.1%	0.4%	0.8%	97.8%	100.0%
Covered loans	0.4	21.8	2.9	1.4	73.5	100.0
Total loans, net of unearned income	0.9%	1.1%	0.5%	0.9%	96.6%	100.0%
As of December 31, 2012, $42.9 million of all loans, excluding covered loans, or 0.4%, were 60 to 89 days past due and $97.5 million, or 0.8%, were 30 to 59 days (or one payment) past due. As of September 30, 2012, $50.2 million of all loans, excluding covered loans, or 0.4%, were 60 to 89 days past due and $92.2 million, or 0.8%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at December 31, 2012 that are current with regard to the contractual terms of the loan agreement represent 97.5% of the total home equity portfolio. Residential real estate loans at December 31, 2012 that are current with regards to the contractual terms of the loan agreements comprise 93.7% of total residential real estate loans outstanding, which includes purchased non-covered residential real-estate.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at September 30, 2012:

		90+ days	60-89	30-59
As of September 30, 2012		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$15,163	$—	$5,985	$16,631	$1,518,596	$1,556,375
Franchise	1,792	—	—	—	177,914	179,706
Mortgage warehouse lines of credit	—	—	—	—	225,295	225,295
Community Advantage - homeowners association	—	—	—	—	73,881	73,881
Aircraft	428	—	—	150	20,866	21,444
Asset-based lending	328	—	1,211	5,556	525,966	533,061
Municipal	—	—	—	—	90,404	90,404
Leases	—	—	—	—	83,351	83,351
Other	—	—	—	—	1,576	1,576
Purchased non-covered commercial (1)	—	499	—	—	5,461	5,960
Total commercial	17,711	499	7,196	22,337	2,723,310	2,771,053
Commercial real-estate
Residential construction	2,141	—	3,008	—	39,106	44,255
Commercial construction	3,315	—	163	13,072	152,993	169,543
Land	10,629	—	3,033	3,017	116,807	133,486
Office	6,185	—	5,717	7,237	565,182	584,321
Industrial	1,885	—	645	1,681	570,114	574,325
Retail	10,133	—	1,853	5,617	543,066	560,669
Multi-family	3,314	—	3,062	—	357,047	363,423
Mixed use and other	20,859	—	9,779	14,990	1,175,222	1,220,850
Purchased non-covered commercial real-estate (1)	—	1,066	150	389	47,235	48,840
Total commercial real-estate	58,461	1,066	27,410	46,003	3,566,772	3,699,712
Home equity	11,504	—	5,905	5,642	784,541	807,592
Residential real estate	15,393	—	3,281	2,637	354,711	376,022
Purchased non-covered residential real estate (1)	—	—	—	—	656	656
Premium finance receivables
Commercial insurance loans	7,488	5,533	5,881	14,369	1,949,674	1,982,945
Life insurance loans	29	—	—	—	1,128,559	1,128,588
Purchased life insurance loans (1)	—	—	—	—	537,032	537,032
Indirect consumer	72	215	74	344	76,673	77,378
Consumer and other	1,485	—	429	849	106,092	108,855
Purchased non-covered consumer and other (1)	—	—	—	—	67	67
Total loans, net of unearned income, excluding covered loans	$112,143	$7,313	$50,176	$92,181	$11,228,087	$11,489,900
Covered loans	910	129,257	6,521	14,571	506,266	657,525
Total loans, net of unearned income	$113,053	$136,570	$56,697	$106,752	$11,734,353	$12,147,425

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.0%	—	0.4%	1.1%	97.5%	100.0%
Franchise	1.0	—	—	—	99.0	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	2.0	—	—	0.7	97.3	100.0
Asset-based lending	0.1	—	0.2	1.0	98.7	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial(1)	—	8.4	—	—	91.6	100.0
Total commercial	0.6	—	0.3	0.8	98.3	100.0
Commercial real-estate
Residential construction	4.8	—	6.8	—	88.4	100.0
Commercial construction	2.0	—	0.1	7.7	90.2	100.0
Land	8.0	—	2.3	2.3	87.4	100.0
Office	1.1	—	1.0	1.2	96.7	100.0
Industrial	0.3	—	0.1	0.3	99.3	100.0
Retail	1.8	—	0.3	1.0	96.9	100.0
Multi-family	0.9	—	0.8	—	98.3	100.0
Mixed use and other	1.7	—	0.8	1.2	96.3	100.0
Purchased non-covered commercial real-estate (1)	—	2.2	0.3	0.8	96.7	100.0
Total commercial real-estate	1.6	—	0.7	1.2	96.5	100.0
Home equity	1.4	—	0.7	0.7	97.2	100.0
Residential real estate	4.1	—	0.9	0.7	94.3	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.4	0.3	0.3	0.7	98.3	100.0
Life insurance loans	—	—	—	—	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.1	0.3	0.1	0.4	99.1	100.0
Consumer and other	1.4	—	0.4	0.8	97.4	100.0
Purchased non-covered consumer and other (1)	—	—	—	—	100.0	100.0
Total loans, net of unearned income, excluding covered loans	1.0%	0.1%	0.4%	0.8%	97.7%	100.0%
Covered loans	0.1	19.7	1.0	2.2	77.0	100.0
Total loans, net of unearned income	0.9%	1.1%	0.5%	0.9%	96.6%	100.0%

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets, excluding covered assets and purchased non-covered loans acquired with evidence of credit quality deterioration since origination, at the dates indicated.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2012	2012	2011
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—
Commercial real-estate	—	—	—
Home equity	100	—	—
Residential real-estate	—	—	—
Premium finance receivables - commercial	10,008	5,533	5,281
Premium finance receivables - life insurance	—	—	—
Indirect consumer	189	215	314
Consumer and other	32	—	—
Total loans past due greater than 90 days and still accruing	10,329	5,748	5,595
Non-accrual loans:
Commercial	21,737	17,711	19,018
Commercial real-estate	49,973	58,461	66,508
Home equity	13,423	11,504	14,164
Residential real-estate	11,728	15,393	6,619
Premium finance receivables - commercial	9,302	7,488	7,755
Premium finance receivables - life insurance	25	29	54
Indirect consumer	55	72	138
Consumer and other	1,511	1,485	233
Total non-accrual loans	107,754	112,143	114,489
Total non-performing loans:
Commercial	21,737	17,711	19,018
Commercial real-estate	49,973	58,461	66,508
Home equity	13,523	11,504	14,164
Residential real-estate	11,728	15,393	6,619
Premium finance receivables - commercial	19,310	13,021	13,036
Premium finance receivables - life insurance	25	29	54
Indirect consumer	244	287	452
Consumer and other	1,543	1,485	233
Total non-performing loans	$118,083	$117,891	$120,084
Other real estate owned	56,174	61,897	79,093
Other real estate owned - obtained in acquisition	6,717	5,480	7,430
Total non-performing assets	$180,974	$185,268	$206,607
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.75%	0.64%	0.76%
Commercial real-estate	1.29	1.58	1.89
Home equity	1.72	1.42	1.64
Residential real-estate	3.19	4.09	1.89
Premium finance receivables - commercial	0.97	0.66	0.92
Premium finance receivables - life insurance	—	—	—
Indirect consumer	0.32	0.37	0.70
Consumer and other	1.48	1.36	0.19
Total loans, net of unearned income	1.00%	1.03%	1.14%
Total non-performing assets as a percentage of total assets	1.03%	1.09%	1.30%
Allowance for loan losses as a percentage of total non-performing loans	90.91%	95.25%	91.92%

Non-performing Commercial and Commercial Real Estate
Commercial non-performing loans totaled $21.7 million as of December 31, 2012 compared to $17.7 million as of September 30, 2012 and $19.0 million as of December 31, 2011. Commercial real estate non-performing loans totaled $50.0 million as of December 31, 2012 compared to $58.5 million as of September 30, 2012 and $66.5 million as of December 31, 2011.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.
Non-performing Residential Real Estate and Home Equity
Non-performing home equity and residential real estate loans totaled $25.3 million as of December 31, 2012. The balance decreased $1.6 million from September 30, 2012 and increased $4.5 million from December 31, 2011. The December 31, 2012 non-performing balance is comprised of $11.7 million of residential real estate (54 individual credits) and $13.5 million of home equity loans (53 individual credits). On average, this is approximately 7 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Insurance Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of December 31, 2012 and 2011, and the amount of net charge-offs for the quarters then ended.

	December 31,	December 31,
(Dollars in thousands)	2012	2011
Non-performing premium finance receivables - commercial	$19,310	$13,036
- as a percent of premium finance receivables - commercial outstanding	0.97%	0.92%
Net charge-offs (recoveries) of premium finance receivables - commercial	$1,034	$1,275
- annualized as a percent of average premium finance receivables - commercial	0.21%	0.35%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
During the fourth quarter of 2012, our commercial premium finance receivable portfolio experienced a temporary increase in past due balances of approximately $4 million as emergency orders preventing insurance carriers from canceling policies were issued by states affected by Superstorm Sandy. We do not expect to incur any material additional losses as a result of this event and anticipate the higher past due balances to decline during the first quarter of 2013, with levels of past due loans in this segment returning to historical levels.

Nonperforming Loans Rollforward
The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three and twelve month periods ending December 31, 2012 and 2011:

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2012	2011	2012	2011
Balance at beginning of period	$117,891	$133,976	$120,084	$141,958
Additions, net	28,199	25,049	109,378	166,459
Return to performing status	(94)	(2,285)	(3,137)	(7,800)
Payments received	(12,014)	(10,426)	(41,250)	(44,804)
Transfer to OREO	(7,359)	(6,182)	(25,275)	(59,203)
Charge-offs	(14,848)	(18,614)	(48,408)	(68,608)
Net change for niche loans (1)	6,308	(1,434)	6,691	(7,918)
Balance at end of period	$118,083	$120,084	$118,083	$120,084

(1)	This includes activity for premium finance receivables and indirect consumer loans.
Restructured Loans
The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

	December 31,	September 30,	December 31,
(Dollars in thousands)	2012	2012	2011
Accruing:
Commercial	$11,871	$21,126	$9,270
Commercial real estate	89,906	102,251	104,864
Residential real estate and other	4,342	5,014	5,786
Total accrual	$106,119	$128,391	$119,920
Non-accrual: (1)
Commercial	$6,124	$924	$1,564
Commercial real estate	12,509	15,399	7,932
Residential real estate and other	1,721	2,482	1,102
Total non-accrual	$20,354	$18,805	$10,598
Total restructured loans:
Commercial	$17,995	$22,050	$10,834
Commercial real estate	102,415	117,650	112,796
Residential real estate and other	6,063	7,496	6,888
Total restructured loans	$126,473	$147,196	$130,518
Weighted-average contractual interest rate of restructured loans	4.11%	4.21%	4.23%

(1)	Included in total non-performing loans.
At December 31, 2012, the Company had $126.5 million in loans with modified terms representing 165 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay.

The table below presents a summary of restructured loans as of December 31, 2012 and December 31, 2011, and shows the changes in the balance during the periods presented:
Three Months Ended December 31, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$22,050	$117,650	$7,496	$147,196
Additions during the period	987	1,547	126	2,660
Reductions:
Charge-offs	(4,361)	(1,723)	(764)	(6,848)
Transferred to OREO	—	(955)	(449)	(1,404)
Removal of restructured loan status (1)	—	(4,488)	—	(4,488)
Payments received	(681)	(9,616)	(346)	(10,643)
Balance at period end	$17,995	$102,415	$6,063	$126,473
Three Months Ended December 31, 2011

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$11,519	$87,629	$5,244	$104,392
Additions during the period	1,837	40,251	2,455	44,543
Reductions:
Charge-offs	(2,178)	(3,370)	(749)	(6,297)
Transferred to OREO	—	(1,545)	—	(1,545)
Removal of restructured loan status (1)	—	(3,941)	—	(3,941)
Payments received	(344)	(6,228)	(62)	(6,634)
Balance at period end	$10,834	$112,796	$6,888	$130,518

(1)
Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

Year Ended December 31, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$10,834	$112,796	$6,888	$130,518
Additions during the period	14,312	56,564	1,672	72,548
Reductions:
Charge-offs	(5,160)	(13,259)	(1,396)	(19,815)
Transferred to OREO	—	(4,096)	(449)	(4,545)
Removal of restructured loan status (1)	(363)	(6,365)	(273)	(7,001)
Payments received	(1,628)	(43,225)	(379)	(45,232)
Balance at period end	$17,995	$102,415	$6,063	$126,473

Year Ended December 31, 2011

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$18,028	$81,366	$1,796	$101,190
Additions during the period	6,956	87,656	5,916	100,528
Reductions:
Charge-offs	(5,959)	(16,396)	(753)	(23,108)
Transferred to OREO	—	(8,288)	—	(8,288)
Removal of restructured loan status (1)	(6,588)	(9,537)	—	(16,125)
Payments received	(1,603)	(22,005)	(71)	(23,679)
Balance at period end	$10,834	$112,796	$6,888	$130,518

(1)
Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

The Company’s approach to restructuring loans is built on its credit risk rating system which requires credit management personnel to assign a credit risk rating to each loan. In each case, the loan officer is responsible for recommending a credit risk rating for each loan and ensuring the credit risk ratings are appropriate. These credit risk ratings are then reviewed and approved by the bank’s chief credit officer or the director’s loan committee. Credit risk ratings are determined by evaluating a number of factors including a borrower’s financial strength, cash flow coverage, collateral protection and guarantees. The Company’s credit risk rating scale is one through ten with higher scores indicating higher risk. In the case of loans rated six or worse following modification, the Company’s Managed Assets Division evaluates the loan and the credit risk rating and determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms and is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms.
A modification of a loan with an existing credit risk rating of six or worse or a modification of any other credit, which will result in a restructured credit risk rating of six or worse must be reviewed for troubled debt restructuring (“TDR”) classification. In that event, our Managed Assets Division conducts an overall credit and collateral review. A modification of a loan is considered to be a TDR if both (1) the borrower is experiencing financial difficulty and (2) for economic or legal reasons, the bank grants a concession to a borrower that it would not otherwise consider. The modification of a loan where the credit risk rating is five or better both before and after such modification are not reviewed for TDR status. Based on the Company’s credit risk rating system, it considers that borrowers whose credit risk rating is five or better are not experiencing financial difficulties and therefore, are not considered TDRs.
TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve.

All credits determined to be a TDR will continue to be classified as a TDR in all subsequent periods, unless the borrower has been in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) and the modified interest rate represented a market rate at the time of a restructuring. The Managed Assets Division, in consultation with the respective loan officer, determines whether the modified interest rate represented a current market rate at the time of restructuring. Using knowledge of current market conditions and rates, competitive pricing on recent loan originations, and an assessment of various characteristics of the modified loan (including collateral position and payment history), an appropriate market rate for a new borrower with similar risk is determined. If the modified interest rate meets or exceeds this market rate for a new borrower with similar risk, the modified interest rate represents a market rate at the time of restructuring. Additionally, before removing a loan from TDR classification, a review of the current or previously measured impairment on the loan and any concerns related to future performance by the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review by the Managed Assets Division, the TDR classification is not removed from the loan.
Each restructured loan was reviewed for impairment at December 31, 2012 and approximately $2.2 million of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.

Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of December 31, 2012 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands)	2012	2012	2011
Balance at beginning of period	$67,377	$72,553	$96,924
Disposals/resolved	(12,516)	(10,604)	(7,722)
Transfers in at fair value, less costs to sell	8,030	6,895	6,084
Additions from acquisition	2,923	—	—
Fair value adjustments	(2,923)	(1,467)	(8,763)
Balance at end of period	$62,891	$67,377	$86,523
	Period End
	December 31,	September 30,	December 31,
Balance by Property Type	2012	2012	2011
Residential real estate	$9,077	$8,241	$7,327
Residential real estate development	12,144	13,872	19,923
Commercial real estate	41,670	45,264	59,273
Total	$62,891	$67,377	$86,523

Covered Assets
In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.

The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2012	2012	2011
Period End Balances:
Loans	$560,087	$657,525	$651,368
Other real estate owned	82,908	49,623	47,459
Other assets	1,097	915	—
FDIC Indemnification asset	208,160	238,305	344,251
Total covered assets	$852,252	$946,368	$1,043,078
Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter:	$21,926	$20,560	$12,496
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	(5,634)	3,096	10,693
Benefit attributable to FDIC loss share agreements	4,508	(2,489)	(8,554)
Net provision for covered loan losses	(1,126)	607	2,139
(Decrease) increase in FDIC indemnification asset	(4,508)	2,489	8,554
Loans charged-off	(2,869)	(1,736)	(10,212)
Recoveries of loans charged-off	31	6	—
Net charge-offs	(2,838)	(1,730)	(10,212)
Balance at end of quarter	$13,454	$21,926	$12,977

Changes in Accretable Yield
The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the pool of loans. The accretable yield is affected by:

•
Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•
Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•
Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
	Bank	Life Insurance Premium	Bank	Life Insurance Premium
(Dollars in thousands)	Acquisitions	Finance Loans	Acquisitions	Finance Loans
Accretable yield, beginning balance	$151,800	$15,426	$86,497	$20,196
Acquisitions	(878)	—	(350)	—
Accretable yield amortized to interest income	(11,556)	(2,646)	(14,302)	(2,808)
Accretable yield amortized to indemnification asset(1)	(10,886)	—	(20,843)	—
Reclassification from non-accretable difference(2)	10,776	—	110,583	1,358
Increases in interest cash flows due to payments and changes in interest rates	3,213	275	11,535	115
Accretable yield, ending balance (3)	$142,469	$13,055	$173,120	$18,861

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011
		Life Insurance		Life Insurance
	Bank	Premium	Bank	Premium
(Dollars in thousands)	Acquisitions	Finance Loans	Acquisitions	Finance Loans
Accretable yield, beginning balance	$173,120	$18,861	$39,809	$33,315
Acquisitions	7,462	—	29,447	—
Accretable yield amortized to interest income	(52,101)	(11,441)	(39,171)	(22,109)
Accretable yield amortized to indemnification asset(1)	(66,798)	—	(37,888)	—
Reclassification from non-accretable difference(2)	64,603	4,096	163,403	5,215
Increases in interest cash flows due to payments and changes in interest rates	16,183	1,539	17,520	2,440
Accretable yield, ending balance (3)	$142,469	$13,055	$173,120	$18,861

(1)	Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset.

(2)	Reclassification is the result of subsequent increases in expected principal cash flows.

(3)
As of December 31, 2012, the Company estimates that the remaining accretable yield balance to be amortized to the indemnification asset for the bank acquisitions is $54.5 million. The remainder of the accretable yield related to bank acquisitions is expected to be amortized to interest income.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Cicero, Clarendon Hills, Crete, Deerfield, Downers Grove, Elgin, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rogers Park, Roselle, Skokie, Spring Grove, Steger, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Menomenee Falls and Wales, Wisconsin.
Additionally, the Company operates various non-bank business units:

•	First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2011 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss- sharing arrangements with the FDIC;

•	any negative perception of the Company’s reputation or financial strength;

•	ability of the Company to raise capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on our information technology systems resulting from failures, human error or tampering;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the possibility that certain European Union member states will default on their debt obligations, which may affect the Company’s liquidity, financial conditions and results of operations;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•
legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions on our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility;

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation; and

•	significant litigation involving the Company.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 12:00 p.m. (CT) Friday, January 18, 2013 regarding fourth quarter 2012 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #88754309. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the fourth quarter 2012 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information
Selected Financial Highlights - 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Selected Financial Condition Data (at end of period):
Total assets	$17,519,613	$17,018,592	$16,576,282	$16,172,018	$15,893,808
Total loans, excluding covered loans	11,828,943	11,489,900	11,202,842	10,717,384	10,521,377
Total deposits	14,428,544	13,847,965	13,057,581	12,665,853	12,307,267
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,804,705	1,761,300	1,722,074	1,687,921	1,543,533
Selected Statements of Income Data:
Net interest income	132,776	132,575	128,270	125,895	124,647
Net revenue (1)	197,965	195,520	179,205	172,918	169,559
Pre-tax adjusted earnings (2)	72,034	68,923	68,841	63,688	59,362
Net income	30,089	32,302	25,595	23,210	19,221
Net income per common share – Basic	$0.75	$0.82	$0.63	$0.61	$0.51
Net income per common share – Diluted	$0.61	$0.66	$0.52	$0.50	$0.41
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.40%	3.50%	3.51%	3.55%	3.45%
Non-interest income to average assets	1.50%	1.50%	1.26%	1.19%	1.11%
Non-interest expense to average assets	2.99%	2.97%	2.89%	2.99%	2.94%
Net overhead ratio (2) (3)	1.48%	1.47%	1.63%	1.80%	1.83%
Net overhead ratio - pre-tax adjusted earnings (2) (3)	1.40%	1.52%	1.46%	1.58%	1.62%
Efficiency ratio - FTE (2) (4)	66.13%	63.67%	65.63%	68.24%	69.99%
Efficiency ratio - pre-tax adjusted earnings (2) (4)	62.75%	63.48%	61.38%	62.31%	64.76%
Return on average assets	0.69%	0.77%	0.63%	0.59%	0.48%
Return on average common equity	6.79%	7.57%	6.08%	5.90%	4.87%
Average total assets	$17,248,650	$16,705,429	$16,319,207	$15,835,350	$16,014,209
Average total shareholders’ equity	1,786,824	1,736,740	1,695,440	1,564,662	1,531,936
Average loans to average deposits ratio	85.6%	89.3%	88.2%	88.1%	86.6%
Average loans to average deposits ratio (including covered loans)	90.0	93.8	93.4	93.5	91.9
Common Share Data at end of period:
Market price per common share	$36.70	$37.57	$35.50	$35.79	$28.05
Book value per common share (2)	$37.78	$37.25	$35.86	$35.25	$34.23
Tangible common book value per share (2)	$29.28	$28.93	$27.69	$27.57	$26.72
Common shares outstanding	36,861,956	36,411,382	36,340,843	36,289,380	35,978,349
Other Data at end of period:(8)
Leverage Ratio(5)	10.1%	10.2%	10.2%	10.5%	9.4%
Tier 1 Capital to risk-weighted assets (5)	12.0%	12.2%	12.2%	12.7%	11.8%
Total capital to risk-weighted assets (5)	13.0%	13.3%	13.4%	13.9%	13.0%
Tangible common equity ratio (TCE) (2) (7)	7.4%	7.4%	7.4%	7.5%	7.5%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.4%	8.4%	8.4%	8.6%	7.8%
Allowance for credit losses (6)	$121,988	$124,914	$124,823	$124,101	$123,612
Non-performing loans	118,083	117,891	120,920	113,621	120,084
Allowance for credit losses to total loans (6)	1.03%	1.09%	1.11%	1.16%	1.17%
Non-performing loans to total loans	1.00%	1.03%	1.08%	1.06%	1.14%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	7	7
Banking offices	111	109	100	98	99

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition - 5 Quarter Trends

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2012	2012	2012	2012	2011
Assets
Cash and due from banks	$284,731	$186,752	$176,529	$146,014	$148,012
Federal funds sold and securities purchased under resale agreements	30,297	26,062	15,227	14,588	21,692
Interest-bearing deposits with other banks	1,035,743	934,430	1,117,888	900,755	749,287
Available-for-sale securities, at fair value	1,796,076	1,256,768	1,196,702	1,869,344	1,291,797
Trading account securities	583	635	608	1,140	2,490
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	79,564	80,687	92,792	88,216	100,434
Brokerage customer receivables	24,864	30,633	31,448	31,085	27,925
Mortgage loans held-for-sale, at fair value	385,033	548,300	511,566	339,600	306,838
Mortgage loans held-for-sale, at lower of cost or market	27,167	21,685	14,538	10,728	13,686
Loans, net of unearned income, excluding covered loans	11,828,943	11,489,900	11,202,842	10,717,384	10,521,377
Covered loans	560,087	657,525	614,062	691,220	651,368
Total loans	12,389,030	12,147,425	11,816,904	11,408,604	11,172,745
Less: Allowance for loan losses	107,351	112,287	111,920	111,023	110,381
Less: Allowance for covered loan losses	13,454	21,926	20,560	17,735	12,977
Net loans	12,268,225	12,013,212	11,684,424	11,279,846	11,049,387
Premises and equipment, net	501,205	461,905	449,608	434,700	431,512
FDIC indemnification asset	208,160	238,305	222,568	263,212	344,251
Accrued interest receivable and other assets	511,617	557,884	710,275	463,394	444,912
Trade date securities receivable	—	307,295	—	—	634,047
Goodwill	345,401	331,634	330,896	307,295	305,468
Other intangible assets	20,947	22,405	21,213	22,101	22,070
Total assets	$17,519,613	$17,018,592	$16,576,282	$16,172,018	$15,893,808
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,396,264	$2,162,215	$2,047,715	$1,901,753	$1,785,433
Interest bearing	12,032,280	11,685,750	11,009,866	10,764,100	10,521,834
Total deposits	14,428,544	13,847,965	13,057,581	12,665,853	12,307,267
Notes payable	2,093	2,275	2,457	52,639	52,822
Federal Home Loan Bank advances	414,122	414,211	564,301	466,391	474,481
Other borrowings	274,411	377,229	375,523	411,037	443,753
Secured borrowings - owed to securitization investors	—	—	360,825	428,000	600,000
Subordinated notes	15,000	15,000	15,000	35,000	35,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	—	412	19,025	—	47
Accrued interest payable and other liabilities	331,245	350,707	210,003	175,684	187,412
Total liabilities	15,714,908	15,257,292	14,854,208	14,484,097	14,350,275
Shareholders’ Equity:
Preferred stock	176,406	176,371	176,337	176,302	49,768
Common stock	37,108	36,647	36,573	36,522	35,982
Surplus	1,036,295	1,018,417	1,013,428	1,008,326	1,001,316
Treasury stock	(7,838)	(7,490)	(7,374)	(6,559)	(112)
Retained earnings	555,023	527,550	501,139	478,160	459,457
Accumulated other comprehensive income (loss)	7,711	9,805	1,971	(4,830)	(2,878)
Total shareholders’ equity	1,804,705	1,761,300	1,722,074	1,687,921	1,543,533
Total liabilities and shareholders’ equity	$17,519,613	$17,018,592	$16,576,282	$16,172,018	$15,893,808

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share data)	2012	2012	2012	2012	2011
Interest income
Interest and fees on loans	$146,946	$149,271	$144,100	$143,555	$143,514
Interest bearing deposits with banks	739	362	203	248	696
Federal funds sold and securities purchased under resale agreements	13	7	6	12	33
Securities	8,086	7,691	10,510	11,847	12,574
Trading account securities	6	3	10	9	6
Federal Home Loan Bank and Federal Reserve Bank stock	656	649	641	604	591
Brokerage customer receivables	197	218	221	211	203
Total interest income	156,643	158,201	155,691	156,486	157,617
Interest expense
Interest on deposits	16,208	16,794	17,273	18,030	19,685
Interest on Federal Home Loan Bank advances	2,835	2,817	2,867	3,584	4,186
Interest on notes payable and other borrowings	1,566	2,024	2,274	3,102	2,804
Interest on secured borrowings - owed to securitization investors	—	795	1,743	2,549	3,076
Interest on subordinated notes	66	67	126	169	176
Interest on junior subordinated debentures	3,192	3,129	3,138	3,157	3,043
Total interest expense	23,867	25,626	27,421	30,591	32,970
Net interest income	132,776	132,575	128,270	125,895	124,647
Provision for credit losses	19,546	18,799	20,691	17,400	18,817
Net interest income after provision for credit losses	113,230	113,776	107,579	108,495	105,830
Non-interest income
Wealth management	13,634	13,252	13,393	12,401	11,686
Mortgage banking	34,702	31,127	25,607	18,534	18,025
Service charges on deposit accounts	4,534	4,235	3,994	4,208	3,973
Gains on available-for-sale securities, net	2,561	409	1,109	816	309
Gain on bargain purchases, net	85	6,633	(55)	840	—
Trading (losses) gains, net	(120)	(998)	(928)	146	216
Other	9,793	8,287	7,815	10,078	10,703
Total non-interest income	65,189	62,945	50,935	47,023	44,912
Non-interest expense
Salaries and employee benefits	76,140	75,280	68,139	69,030	66,744
Equipment	6,468	5,888	5,466	5,400	5,093
Occupancy, net	8,480	8,024	7,728	8,062	7,975
Data processing	4,178	4,103	3,840	3,618	4,062
Advertising and marketing	2,725	2,528	2,179	2,006	3,207
Professional fees	3,158	4,653	3,847	3,604	3,710
Amortization of other intangible assets	1,108	1,078	1,089	1,049	1,062
FDIC insurance	3,039	3,549	3,477	3,357	3,244
OREO expenses, net	5,269	3,808	5,848	7,178	8,821
Other	18,983	15,637	15,572	14,455	14,850
Total non-interest expense	129,548	124,548	117,185	117,759	118,768
Income before taxes	48,871	52,173	41,329	37,759	31,974
Income tax expense	18,782	19,871	15,734	14,549	12,753
Net income	$30,089	$32,302	$25,595	$23,210	$19,221
Preferred stock dividends and discount accretion	$2,616	$2,616	$2,644	$1,246	$1,032
Net income applicable to common shares	$27,473	$29,686	$22,951	$21,964	$18,189
Net income per common share - Basic	$0.75	$0.82	$0.63	$0.61	$0.51
Net income per common share - Diluted	$0.61	$0.66	$0.52	$0.50	$0.41
Cash dividends declared per common share	$—	$0.09	$—	$0.09	$—
Weighted average common shares outstanding	36,543	36,381	36,329	36,207	35,958
Dilutive potential common shares	12,458	12,295	7,770	7,530	8,480
Average common shares and dilutive common shares	49,001	48,676	44,099	43,737	44,438

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances - 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2012	2012	2012	2012	2011
Balance:
Commercial	$2,914,798	$2,771,053	$2,673,181	$2,544,456	$2,498,313
Commercial real estate	3,864,118	3,699,712	3,666,519	3,585,760	3,514,261
Home equity	788,474	807,592	820,991	840,364	862,345
Residential real-estate	367,213	376,678	375,494	361,327	350,289
Premium finance receivables - commercial	1,987,856	1,982,945	1,830,044	1,512,630	1,412,454
Premium finance receivables - life insurance	1,725,166	1,665,620	1,656,200	1,693,763	1,695,225
Indirect consumer (1)	77,333	77,378	72,482	67,445	64,545
Consumer and other	103,985	108,922	107,931	111,639	123,945
Total loans, net of unearned income, excluding covered loans	$11,828,943	$11,489,900	$11,202,842	$10,717,384	$10,521,377
Covered loans	560,087	657,525	614,062	691,220	651,368
Total loans, net of unearned income	$12,389,030	$12,147,425	$11,816,904	$11,408,604	$11,172,745
Mix:
Commercial	24%	23%	23%	22%	22%
Commercial real estate	31	30	31	32	31
Home equity	6	7	7	7	8
Residential real-estate	3	3	3	3	3
Premium finance receivables - commercial	16	16	15	13	13
Premium finance receivables - life insurance	14	14	14	15	15
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1
Total loans, net of unearned income, excluding covered loans	96%	95%	95%	94%	94%
Covered loans	4	5	5	6	6
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances - 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2012	2012	2012	2012	2011
Balance:
Non-interest bearing	$2,396,264	$2,162,215	$2,047,715	$1,901,753	$1,785,433
NOW	2,022,957	1,841,743	1,780,872	1,756,313	1,698,778
Wealth Management deposits (1)	991,902	979,306	954,319	933,609	788,311
Money Market	2,761,498	2,596,702	2,335,238	2,306,726	2,263,253
Savings	1,275,012	1,156,466	958,295	943,066	888,592
Time certificates of deposit	4,980,911	5,111,533	4,981,142	4,824,386	4,882,900
Total deposits	$14,428,544	$13,847,965	$13,057,581	$12,665,853	$12,307,267
Mix:
Non-interest bearing	17%	16%	16%	15%	15%
NOW	14	13	14	14	14
Wealth Management deposits (1)	7	7	7	7	6
Money Market	19	19	18	18	18
Savings	9	8	7	8	7
Time certificates of deposit	34	37	38	38	40
Total deposits	100%	100%	100%	100%	100%

(1)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2012	2012	2012	2012	2011
Net interest income	$133,285	$133,076	$128,741	$126,361	$125,101
Call option income	2,156	2,083	3,114	3,123	5,377
Net interest income including call option income	$135,441	$135,159	$131,855	$129,484	$130,478
Yield on earning assets	4.01%	4.18%	4.25%	4.41%	4.36%
Rate on interest-bearing liabilities	0.74	0.81	0.89	1.00	1.05
Rate spread	3.27%	3.37%	3.36%	3.41%	3.31%
Net free funds contribution	0.13	0.13	0.15	0.14	0.14
Net interest margin	3.40	3.50	3.51	3.55	3.45
Call option income	0.05	0.05	0.08	0.09	0.15
Net interest margin including call option income	3.45%	3.55%	3.59%	3.64%	3.60%
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income - YTD Trends)

	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Net interest income	$521,463	$463,071	$417,564	$314,096	$247,054
Call option income	10,476	13,570	2,235	1,998	29,024
Net interest income including call option income	$531,939	$476,641	$419,799	$316,094	$276,078
Yield on earning assets	4.21%	4.49%	4.80%	5.07%	5.88%
Rate on interest-bearing liabilities	0.86	1.23	1.61	2.29	3.31
Rate spread	3.35%	3.26%	3.19%	2.78%	2.57%
Net free funds contribution	0.14	0.16	0.18	0.23	0.24
Net interest margin	3.49	3.42	3.37	3.01	2.81
Call option income	0.07	0.10	0.02	0.02	0.33
Net interest margin including call option income	3.56%	3.52%	3.39%	3.03%	3.14%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2012	2012	2012	2012	2011
Liquidity management assets	$2,949,034	$2,565,151	$2,781,730	$2,756,833	$3,051,850
Other earning assets	27,482	31,142	30,761	30,499	28,828
Loans, net of unearned income	12,001,433	11,922,450	11,300,395	10,848,016	10,662,516
Covered loans	626,449	597,518	659,783	667,242	652,157
Total earning assets	$15,604,398	$15,116,261	$14,772,669	$14,302,590	$14,395,351
Allowance for loan and covered loan losses	(135,156)	(138,740)	(134,077)	(131,769)	(137,423)
Cash and due from banks	206,914	185,435	152,118	143,869	130,437
Other assets	1,572,494	1,542,473	1,528,497	1,520,660	1,625,844
Total assets	$17,248,650	$16,705,429	$16,319,207	$15,835,350	$16,014,209
Interest-bearing deposits	$11,709,058	$11,261,184	$10,815,018	$10,481,822	$10,563,090
Federal Home Loan Bank advances	414,289	441,445	514,513	470,345	474,549
Notes payable and other borrowings	397,807	426,716	422,146	505,814	468,139
Secured borrowings - owed to securitization investors	—	176,904	407,259	514,923	600,000
Subordinated notes	15,000	15,000	23,791	35,000	38,370
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493
Total interest-bearing liabilities	$12,785,647	$12,570,742	$12,432,220	$12,257,397	$12,393,641
Non-interest bearing deposits	2,314,935	2,092,028	1,993,880	1,832,627	1,755,446
Other liabilities	361,244	305,919	197,667	180,664	333,186
Equity	1,786,824	1,736,740	1,695,440	1,564,662	1,531,936
Total liabilities and shareholders’ equity	$17,248,650	$16,705,429	$16,319,207	$15,835,350	$16,014,209
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Yield earned on:
Liquidity management assets	1.33%	1.41%	1.69%	1.90%	1.85%
Other earning assets	2.95	2.83	3.04	2.96	2.90
Loans, net of unearned income	4.45	4.57	4.64	4.77	4.78
Covered loans	8.10	8.25	8.50	8.98	9.20
Total earning assets	4.01%	4.18%	4.25%	4.41%	4.36%
Rate paid on:
Interest-bearing deposits	0.55%	0.59%	0.64%	0.69%	0.74%
Federal Home Loan Bank advances	2.72	2.54	2.24	3.06	3.50
Notes payable and other borrowings	1.57	1.89	2.17	2.47	2.38
Secured borrowings - owed to securitization investors	—	1.79	1.72	1.99	2.03
Subordinated notes	1.72	1.75	2.10	1.91	1.79
Junior subordinated notes	5.01	4.91	4.97	5.01	4.77
Total interest-bearing liabilities	0.74%	0.81%	0.89%	1.00%	1.05%
Interest rate spread	3.27%	3.37%	3.36%	3.41%	3.31%
Net free funds/contribution	0.13	0.13	0.15	0.14	0.14
Net interest income/Net interest margin	3.40%	3.50%	3.51%	3.55%	3.45%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2012	2012	2012	2012	2011
Brokerage	$6,404	$6,355	$6,396	$6,322	$5,960
Trust and asset management	7,230	6,897	6,997	6,079	5,726
Total wealth management	13,634	13,252	13,393	12,401	11,686
Mortgage banking	34,702	31,127	25,607	18,534	18,025
Service charges on deposit accounts	4,534	4,235	3,994	4,208	3,973
Gains on available-for-sale securities, net	2,561	409	1,109	816	309
Gain on bargain purchases, net	85	6,633	(55)	840	—
Trading (losses) gains, net	(120)	(998)	(928)	146	216
Other:
Fees from covered call options	2,156	2,083	3,114	3,123	5,377
Interest rate swap fees	2,178	2,355	2,337	2,511	1,587
Bank Owned Life Insurance	686	810	505	919	681
Administrative services	867	825	823	766	789
Miscellaneous	3,906	2,214	1,036	2,759	2,269
Total other income	9,793	8,287	7,815	10,078	10,703
Total Non-Interest Income	$65,189	$62,945	$50,935	$47,023	$44,912
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2012	2012	2012	2012	2011
Salaries and employee benefits:
Salaries	$40,457	$40,173	$37,237	$37,933	$36,676
Commissions and bonus	23,968	24,041	19,388	16,802	19,263
Benefits	11,715	11,066	11,514	14,295	10,805
Total salaries and employee benefits	76,140	75,280	68,139	69,030	66,744
Equipment	6,468	5,888	5,466	5,400	5,093
Occupancy, net	8,480	8,024	7,728	8,062	7,975
Data processing	4,178	4,103	3,840	3,618	4,062
Advertising and marketing	2,725	2,528	2,179	2,006	3,207
Professional fees	3,158	4,653	3,847	3,604	3,710
Amortization of other intangible assets	1,108	1,078	1,089	1,049	1,062
FDIC insurance	3,039	3,549	3,477	3,357	3,244
OREO expenses, net	5,269	3,808	5,848	7,178	8,821
Other:
Commissions - 3rd party brokers	944	1,106	1,069	1,021	872
Postage	1,856	1,120	1,330	1,423	1,322
Stationery and supplies	1,095	954	1,035	919	1,186
Miscellaneous	15,088	12,457	12,138	11,092	11,470
Total other expense	18,983	15,637	15,572	14,455	14,850
Total Non-Interest Expense	$129,548	$124,548	$117,185	$117,759	$118,768

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans - 5 Quarter Trends

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2012	2012	2012	2012	2011
Allowance for loan losses at beginning of period	$112,287	$111,920	$111,023	$110,381	$118,649
Provision for credit losses	20,672	18,192	18,394	15,154	16,615
Other adjustments	(289)	(534)	(272)	(238)	—
Reclassification from/(to) allowance for unfunded lending-related commitments	(260)	626	175	152	171
Charge-offs:
Commercial	9,782	3,315	6,046	3,262	6,377
Commercial real estate	9,084	17,000	9,226	8,229	13,931
Home equity	3,496	1,543	1,732	2,590	1,876
Residential real estate	2,470	1,027	388	175	1,632
Premium finance receivables - commercial	1,284	886	744	837	1,479
Premium finance receivables - life insurance	13	—	3	13	—
Indirect consumer	64	73	33	51	56
Consumer and other	570	93	51	310	824
Total charge-offs	26,763	23,937	18,223	15,467	26,175
Recoveries:
Commercial	368	349	246	257	541
Commercial real estate	978	5,352	174	131	286
Home equity	43	52	171	162	5
Residential real estate	9	8	3	2	2
Premium finance receivables - commercial	250	191	153	277	204
Premium finance receivables - life insurance	15	15	18	21	—
Indirect consumer	27	25	21	30	37
Consumer and other	14	28	37	161	46
Total recoveries	1,704	6,020	823	1,041	1,121
Net charge-offs	(25,059)	(17,917)	(17,400)	(14,426)	(25,054)
Allowance for loan losses at period end	$107,351	$112,287	$111,920	$111,023	$110,381
Allowance for unfunded lending-related commitments at period end	14,647	12,627	12,903	13,078	13,231
Allowance for credit losses at period end	$121,998	$124,914	$124,823	$124,101	$123,612
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	1.35%	0.44%	0.91%	0.49%	0.96%
Commercial real estate	0.86	1.27	1.01	0.92	1.56
Home equity	1.72	0.73	0.76	1.15	0.85
Residential real estate	1.19	0.44	0.20	0.11	1.07
Premium finance receivables - commercial	0.21	0.14	0.14	0.15	0.35
Premium finance receivables - life insurance	—	—	—	—	—
Indirect consumer	0.19	0.25	0.07	0.13	0.12
Consumer and other	1.86	0.22	0.05	0.49	2.35
Total loans, net of unearned income, excluding covered loans	0.83%	0.60%	0.62%	0.53%	0.93%
Net charge-offs as a percentage of the provision for credit losses	121.22%	98.49%	94.60%	95.20%	150.79%
Loans at period-end	$11,828,943	$11,489,900	$11,202,842	$10,717,384	$10,521,377
Allowance for loan losses as a percentage of loans at period end	0.91%	0.98%	1.00%	1.04%	1.05%
Allowance for credit losses as a percentage of loans at period end	1.03%	1.09%	1.11%	1.16%	1.17%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets - 5 Quarter Trends

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2012	2012	2012	2012	2011
Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—	$—	$—
Commercial real-estate	—	—	—	73	—
Home equity	100	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables - commercial	10,008	5,533	5,184	4,619	5,281
Premium finance receivables - life insurance	—	—	—	—	—
Indirect consumer	189	215	234	257	314
Consumer and other	32	—	—	—	—
Total loans past due greater than 90 days and still accruing	10,329	5,748	5,418	4,949	5,595
Non-accrual loans:
Commercial	21,737	17,711	30,473	19,835	19,018
Commercial real-estate	49,973	58,461	56,077	62,704	66,508
Home equity	13,423	11,504	10,583	12,881	14,164
Residential real-estate	11,728	15,393	9,387	5,329	6,619
Premium finance receivables - commercial	9,302	7,488	7,404	7,650	7,755
Premium finance receivables - life insurance	25	29	—	—	54
Indirect consumer	55	72	132	152	138
Consumer and other	1,511	1,485	1,446	121	233
Total non-accrual loans	107,754	112,143	115,502	108,672	114,489
Total non-performing loans:
Commercial	21,737	17,711	30,473	19,835	19,018
Commercial real-estate	49,973	58,461	56,077	62,777	66,508
Home equity	13,523	11,504	10,583	12,881	14,164
Residential real-estate	11,728	15,393	9,387	5,329	6,619
Premium finance receivables - commercial	19,310	13,021	12,588	12,269	13,036
Premium finance receivables - life insurance	25	29	—	—	54
Indirect consumer	244	287	366	409	452
Consumer and other	1,543	1,485	1,446	121	233
Total non-performing loans	$118,083	$117,891	$120,920	$113,621	$120,084
Other real estate owned	56,174	61,897	66,532	69,575	79,093
Other real estate owned - obtained in acquisition	6,717	5,480	6,021	6,661	7,430
Total non-performing assets	$180,974	$185,268	$193,473	$189,857	$206,607
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.75%	0.64%	1.14%	0.78%	0.76%
Commercial real-estate	1.29	1.58	1.53	1.75	1.89
Home equity	1.72	1.42	1.29	1.53	1.64
Residential real-estate	3.19	4.09	2.50	1.47	1.89
Premium finance receivables - commercial	0.97	0.66	0.69	0.81	0.92
Premium finance receivables - life insurance	—	—	—	—	—
Indirect consumer	0.32	0.37	0.51	0.61	0.70
Consumer and other	1.48	1.36	1.34	0.11	0.19
Total loans, net of unearned income	1.00%	1.03%	1.08%	1.06%	1.14%
Total non-performing assets as a percentage of total assets	1.03%	1.09%	1.17%	1.17%	1.30%
Allowance for loan losses as a percentage of total non-performing loans	90.91%	95.25%	92.56%	97.71%	91.92%